UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SILICON IMAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, 94085, on Wednesday, May 19, 2010, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Camillo Martino

Chief Executive Officer

SILICON IMAGE, INC.

1060 East Arques Ave.

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 19, 2010, at 2:00 p.m., Pacific Time, for the following purposes:

1.	To elect two Class II directors of Silicon Image, Inc., each to serve until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class II director:

Masood Jabbar	John Hodge

2.	To approve an amendment to the Company’s 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder.

3.	To approve an offer to exchange stock options held by certain of the Company’s employees for a lesser number of restricted stock units, the terms of which offer shall be approved by the Board or a duly authorized Committee of the Board and to approve an additional amendment to the Company’s 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder.

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2010.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 26, 2010 are entitled to notice of and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Camillo Martino

Chief Executive Officer

Sunnyvale, California

April 15, 2010

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote by telephone or Internet according to the directions on the accompanying proxy, so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010: THIS PROXY

STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://ir.siliconimage.com/sec.cfm

Voting Rights, Quorum and Required Vote	1
Voting of Proxies	1
Expenses of Solicitation	2
Revocability of Proxies	2
Telephone or Internet Voting	2
Proposal No. 1 — Election of Directors	3
Membership and Meetings of Board of Directors and Board Committees	7
Compensation Committee Interlocks and Insider Participation	9
Proposal No. 2 — Approval of Amendment to 2008 Equity Incentive Plan to Increase the Number of Shares Available for Issuance Thereunder	9
Proposal No. 3 — Approval of Stock Option Exchange Program and Additional Amendment to 2008 Equity Incentive Plan to Increase the Number of Shares Available for Issuance Thereunder to Accommodate Stock Option Exchange Program	17
Proposal No. 4 — Ratification of Appointment of Independent Registered Public Accounting Firm	25
Audit and Related Fees	25
Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm	26
Security Ownership of Certain Beneficial Owners and Management	27
Equity Compensation Plans	29
Executive Officers	32
Compensation Discussion and Analysis	34
Compensation Philosophy and Objectives	34
Compensation Elements	35
Executive Compensation Determination	38
Compensation Committee Report	39
Summary Compensation Table	40
Grants of Plan-Based Awards Table (2009)	43
Options Exercised/Awards Vested Table (2009)	44
Outstanding Equity Awards at Year End Table (2009)	44
Potential Payments Upon Termination or Change of Control	47
Director Compensation	49
Board of Directors Compensation Practices	49
Director Compensation Plan	49
Director Compensation Table (2009)	51
Transactions With Related Persons	52
Stock Price Performance Graph	53
Report of the Audit Committee	54
Section 16(a) Beneficial Ownership Reporting Compliance	55
Stockholder Proposals	55
Directors’ Attendance at Annual Stockholder Meetings	55
Securityholder Communications	55
Code of Conduct and Ethics	55
Other Business	55

SILICON IMAGE, INC.

1060 East Arques Ave.

Sunnyvale, California 94085

PROXY STATEMENT

April 15, 2010

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image” or the “Company”), for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 19, 2010, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 16, 2010. An annual report for the year ended December 31, 2009 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 26, 2010, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 26, 2010, we had 76,631,899 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, each of Proposals No. 2, 3 and 4 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposals No. 2, 3 and 4. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes, votes withheld, and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members Brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposal No. 4. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. For Proposals No. 1, 2 and 3, which are not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on those proposals. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $6,300.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Mellon Investor Services, Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Mellon Investor Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of seven (7) members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting.

On September 25, 2009, Steve Tirado, former President, Chief Executive Officer (CEO) and director of Silicon Image, resigned from these positions. Following Mr. Tirado’s resignation and through January 13, 2010, Silicon Image’s Board consisted of five (5) members. On January 5, 2010, the Board of Directors appointed Camillo Martino, our new Chief Executive officer, to the Board effective January 13, 2010. On January 5, 2010, the Board of directors also appointed Harold Covert, our President, to the Board of Directors effective January 15, 2010. Under the terms of his Transitional Employment and Separation Agreement, dated as of January 6, 2010, Mr. Covert will resign from the Board of Directors upon his termination of employment with the Company on September 30, 2010.

Peter Hanelt and William George have been designated as Class I directors, Masood Jabbar and John Hodge have been designated as Class II directors and William Raduchel, Harold Covert and Camillo Martino have been designated as Class III directors. Mr. Hanelt serves as Chairman of the Board. The Class II directors are standing for reelection at the 2010 Annual Meeting of Stockholders, the Class III directors will stand for reelection or election at the 2011 Annual Meeting of Stockholders and the Class I directors will stand for reelection or election at the 2012 Annual Meeting of Stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class II is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2013 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors and certain information about them, including their ages as of February 28, 2010, are included below.

Name	Age	Principal Occupation	Director Since
Incumbent Class I directors with term expiring in 2012:
Peter Hanelt(1)(2)(3)	65	Business Consultant	2005

William George(2)(3)	67	Independent Consultant	2005

Nominee for election as Class II directors with term expiring in 2010:
Masood Jabbar(1)(2)(3)	60	Independent Consultant and Private Investor	2005
John Hodge(1)(4)	43	Senior Managing Director, Blackstone Group	2006

Incumbent Class III directors with term expiring in 2011:
William Raduchel(2)(4)	64	Individual Investor and Strategic Advisor	2005

Camillo Martino	47	Chief Executive Officer of Silicon Image	2010

Harold Covert	63	President (Former Chief Financial Officer and Chief Operating Officer) of Silicon Image	2010

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of Corporate Development Committee

Peter Hanelt has served as a director of Silicon Image since May 2005, including as Chairman of the Board since July 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a publicly traded regional consumer electronics retailer, from December 2001 through July 2003 and as a consultant from July 2003 through October 2003. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and director of Natural Wonders, Inc., a national specialty retailer of nature and science merchandise. Natural Wonders, Inc. filed for bankruptcy protection in December 2000. Mr. Hanelt is also a director and a member of the Nominating and Corporate Governance and Compensation Committees and the chair of the Audit Committee of Bidz.com, an online bidding service and a member of the Board and Audit Committee of Bell Micro Products, a wholesale distributor of computer components, both publicly traded companies. Mr. Hanelt also serves as a director of Patelco Credit Union and Catholic Healthcare West, both not for profit companies and InterHealth Nutraceuticals, Inc., Coast Asset Management LLC , Trader Vic’s Restaurants, and Andronico’s Markets, all private companies. From 1997 to May 2008, Mr. Hanelt served as a director of Shoe Pavilion, Inc., a publicly traded shoe retailer. Shoe Pavilion, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2008. Mr. Hanelt holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, and earned his MBA degree at the University of California, Berkeley. Mr. Hanelt brings to our Board, and in particular our Audit Committee, his analytical skills and broad experience on audit committees and board membership. We believe Mr. Hanelt’s qualifications to chair our Board of Directors and Audit Committee include his analytical skills and significant experience on audit committees, board membership and in corporate governance and accounting. In addition, Mr. Hanelt holds an active CPA license and has spoken at several educational forums for CPA firms on the role of audit committees and board members, both of which also contribute to his qualifications.

William George has served as a director of Silicon Image since October 2005. Dr. George served as Executive Vice President of Manufacturing Services for ON Semiconductor Corporation and SCI, LLC from June 2007 until his retirement from the company in September, 2008. From August 1999 until June 2007, he served as Executive Vice President of Operations at ON. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until August 1999. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. He joined Motorola in 1968. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. Since August 2005, Dr. George has served as a director and a member of the Compensation Committee of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado. In March, 2009, he joined the board of Power Integrations, a leading supplier of high voltage integrated circuits for energy efficient power conversion. He is currently a member of the Compensation Committee of Power Integrations. Dr. George received his Bachelor’s degree in Metallurgical Engineering in 1964 from the University of Oklahoma and earned a Ph.D. in Materials Science from Purdue University in 1968. We believe Mr. George’s qualifications to sit on our Board of Directors include his years of experience in the semiconductor industry, as well as his deep understanding of our people and our products that he has acquired over his years of service on our Board.

Masood Jabbar has served as a director of Silicon Image since May 2005. Mr. Jabbar is a private investor. From November 2004 to September 2006, Mr. Jabbar served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors and as a member of the Audit Committee of JDS Uniphase Corporation, a publicly traded company, as a member of the Audit Committee RFMD, a publicly traded company. He is also a member of the Board of Calypso Technology Inc. a privately held company in the United States. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a Master of Business Administration degree from West Texas A&M University and a Bachelor of Arts degree in Economics & Statistics from the University of the Punjab, Pakistan. We believe Mr. Jabbar’s qualifications to sit on our Board of Directors include his years of experience in corporate management and corporate strategy for technology companies, including his experience as Chief Executive Officer of XDS, Inc.

John Hodge has served as a director of Silicon Image since February 2006. Since January 2008, Mr. Hodge has been a Senior Managing Director in the Private Equity Division at Blackstone Group, a private equity firm. Since June 2006, Mr. Hodge has served as Senior Advisor to the Blackstone Group. From December 2006 to July 2008, Mr. Hodge served on the Board of Directors as well as member of the Audit Committee of Freescale Semiconductor, Inc. Mr. Hodge was a consultant from February 2006 to June 2006. From February 2005 to February 2006, Mr. Hodge served as Senior Advisor and Managing Director of the Technology Group of Credit Suisse First Boston. From 1998 to February 2005, Mr. Hodge was Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. From 1996 to 1998, Mr. Hodge was Managing Director and Head of West Coast Corporate Finance of the Technology Group of Deutsche Bank. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University. We believe Mr. Hodge’s qualifications to sit on our Board of Directors include his years of experience in corporate finance and corporate transactions in the semiconductor industry.

William Raduchel has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (formerly known as PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel served as a consultant to Silicon Image. Dr. Raduchel is an adjunct professor at the McDonough School of Business, Georgetown University and an outside director. He is a member of the Board and the chairman of the Compensation Committee of Blackboard, Inc., a member of the Board and member of the Audit Committee of Chordiant Software, Inc. and a member of the Board of Opera Software ASA, where he also serves as non-executive chairman, and is a director of Datran Media, ePals, Live Intent, MokaFive and Virident, all private companies. He is a strategic advisor to Myriad International Holdings, an international satellite television and internet services company, and Tula Technologies. From March 2004 until June 2006, he was the Chairman of the Board and from May 2004 to January 2006, Chief Executive Officer, of Ruckus Network, Inc., a privately-held digital entertainment network for students at colleges and universities over the university network. From September 1999 through January 2001, he was Chief Technology Officer of AOL, becoming Chief Technology Officer of AOL Time Warner (now known as Time Warner Inc.) in January 2001, a position he held through December 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in Economics from Michigan State University and earned his A.M. and Ph.D. degrees in Economics at Harvard University. We believe Mr. Raduchel’s qualifications to sit on our Board of Directors include his years of experience in corporate management and corporate strategy for technology companies, as well as his role serving as a member of the boards of directors of various high technology companies.

Camillo Martino has served as a director and Chief Executive Officer of Silicon Image since January 2010. Mr. Martino has served as a board member of SAI Technology Inc. (“SAI”), a privately held company, since June 2006 and, prior to his appointment as Chief Executive Officer of the Company, Mr. Martino served as Chief Operating Officer of SAI from January 2008 to January 2010. From July 2005 to June 2007, Mr. Martino served as the President and CEO of Cornice Inc., a privately held company. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation, a publicly held company. Prior to August 2001, Mr. Martino was employed for nearly 14 years by National Semiconductor Corporation. Mr. Martino holds a Bachelor of Applied Science in Electrical Engineering from the University of Melbourne, Parkville/Melbourne, Australia and a Graduate Diploma in Digital Communications from Monash University, Clayton, Australia. We believe Mr. Martino’s qualifications to sit on our Board of Directors include his over 25 years of experience in the high-tech industry, including various executive management roles focusing on consumer electronics, communications and computing markets. In addition, being the Chief Executive Officer of our Company, we believe that Mr. Martino will be an effective member of our Board of Directors.

Harold (Hal) Covert has served as a director of Silicon Image since January 2010. Mr. Covert has also served as President of Silicon Image since September 2009. Mr. Covert has previously served as Chief Financial Officer of Silicon Image from October 2007 through January 2010, and as Chief Operating Officer of Silicon Image from September 2009 through January 2010. In January 2010, Mr. Covert, who was appointed President and Chief Operating Officer on September 25, 2009 while Silicon Image undertook a search for a new Chief Executive Officer, agreed to continue in his capacity as Silicon Image’s President (but to no longer serve as Chief Financial Officer or Chief Operating Officer) during a transitional period from January 6, 2010 through September 30, 2010. On January 5, 2010, Silicon Image’s Board of Directors also elected Mr. Covert to the Board, effective January 15, 2010 and through September 30, 2010. From September 2005 to August 2007 Mr. Covert served as Chief Financial Officer for Openwave Systems Inc and as a director and chairman of their audit committee from April 2003 to September 2005. Mr. Covert has served as a director at JDS Uniphase Corp since January 2006 to present and at Solta Medical, Inc since July 2007 to present, each of which are public companies. He also serves as a director of Harmonic Inc.. Mr. Covert has previously served as the Chief Financial Officer of Adobe Systems Inc., Silicon Graphics Inc., Extreme Networks Inc., and Fortinet Inc. Earlier in his career Mr. Covert held financial management positions with companies that included Northern Telecom Inc., ISC

Systems Corp., and Brush Wellman Inc. Mr. Covert holds a bachelor’s degree in Business Administration from Lake Erie College and an MBA from Cleveland State University. Mr. Covert is also a Certified Public Accountant and has served in the United States Army. We believe Mr. Covert’s qualifications to sit on our Board of Directors include his accounting and financial expertise, his more than 30 years of management experience at technology and telecommunications companies, his deep understanding of our people and our products that he has acquired over his years of service on our Company, as well as his role serving as a member of the boards of directors of a number of high technology companies.

The Board of Directors recommends a vote FOR the election

of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, Masood Jabbar and William Raduchel representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2009, the Board met formally thirty three times and acted by written consent two times. All of the directors attended at least 80% of the meetings of the Board and the total number of meetings held by all committees of the Board on which such director served.

Standing committees of the Board include an audit committee, a compensation committee, a governance and nominating committee and a corporate development committee. Each of these committees has adopted a written charter. Current copies of these charters are available on the Investor Relation’s section of Silicon Image’s website at http://ir.siliconimage.com under “Corporate Governance”.

Audit Committee. The Audit Committee consists of Peter Hanelt, Masood Jabbar and John Hodge. Mr. Hanelt has served as chairman of the Audit Committee since June 2005. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission and that each of the members of the Audit Committee meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. During fiscal year 2009, the Audit Committee met nine times. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee. The Compensation Committee consists of William George, Peter Hanelt, William Raduchel and Masood Jabbar. Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2009, the Compensation Committee met seven times and acted by written consent four times. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee and the Board each has the authority to approve director compensation.

Governance and Nominating Committee. The Governance and Nominating Committee consists of Masood Jabbar, Peter Hanelt and William George. Dr. George joined the committee and became its chairman in July 2007. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2009, the Governance and Nominating Committee met two times and acted by written consent one time. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of experiences, perspectives, qualifications, attributes and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a diversity of knowledge, experience, backgrounds, viewpoints, characteristics and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically, without regard to their race, gender, national origin or sexual orientation. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

The Governance and Nominating Committee believes the current nominees for election as Class II directors as well as the Class I and Class III directors are composed of a diverse group of leaders in their respective fields. Many of nominees and current directors have leadership experience at major private and public companies, including experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. The Governance and Nominating Committee and the Board believe that the above-mentioned attributes provide Silicon Image with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Corporate Development Committee. The Corporate Development Committee consists of John Hodge and William Raduchel. Messrs Hodge and Raduchel have served as co-chairmen of the Corporate Development Committee since February 2008. During fiscal year 2009, the Corporate Development Committee met once. The purpose of the Corporate Development Committee is to assist the Board in fulfilling its responsibilities for overseeing and facilitating the development and implementation of the Company’s business strategies and plans.

Board Leadership Structure. The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and thoseof our stockholders. Mr. Hanelt, a non-employee director, serves as our Chairman of the Board and presides over meetings of the Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, regular meetings of our Board include a meeting of our independent directors without management present.

Risk Management. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted in part through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks and discussions with those officers and other personnel.

Policy regarding Stockholder Nominations. The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

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If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the anniversary of the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

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Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities and Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

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The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, or audit committee financial expert).

•	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Stock Ownership Guidelines. In February 2010, the Board of Directors approved new stock ownership guidelines for non-employee directors. These guidelines require that each non-employee director own at least the lesser of (i) 25,000 shares of Silicon Image’s common stock and (ii) shares of Silicon Image common stock having a value equal to $75,000. The guidelines allow a four-year period to attain the target ownership level beginning the date of the adoption by the Board of the guidelines or the non-employee director’s election to the Board. To facilitate share ownership, non-employee directors will retain at least 25% of any shares of Silicon Image common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved. Thereafter, the requirement to retain shares lapses unless a non-employee director’s ownership falls below the target level.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt, William Raduchel and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO 2008 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

We are asking stockholders to amend the Silicon Image 2008 Equity Incentive Plan (the “2008 Plan”), to increase the number of shares of common stock reserved for issuance under the 2008 Plan by 9,000,000 shares. Approval of the amendment and increase in the number of shares reserved for issuance under the 2008 Plan was approved by the Board of Directors on March 30, 2010.

Approval of the amendment of the 2008 Plan (the “Amendment”) is intended to ensure that Silicon Image is able to continue offering stock-based incentive compensation to its eligible employees and non-employee directors. As of the record date, the total number of shares that remained available for issuance and were not subject to awards already outstanding was 801,134. Without stock options or other forms of equity incentives,

Silicon Image would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future successes of the company. These cash replacement alternatives would, among other things, potentially reduce the cash available for investment in growth and development of new and existing products. Moveover, regardless of cash position, recruiting without equity would put the Company at a competitive disadvantage particularly for critical technical talent, as a result the Company’s go forward success would be substantially at risk.

In order to better manage and control the amount of our common stock used for equity compensation, our Board of Directors adopted a Burn Rate Policy for fiscal years 2010 — 2012. During this three-year period, beginning with our 2010 fiscal year and ending with our 2012 fiscal year, our Burn Rate Policy will require us to limit the number of shares that we grant subject to stock awards over the three-year period to an annual average of 5.27% of our outstanding common stock (which is equal to the average of the median burn rate plus one standard deviation for the 2009 and 2010 calendar years for Russell 3000 companies in our Global Industry Classification Standards Peer Group (4530 Semiconductors and Semiconductor Equipment), as published by Institutional Shareholder Services in 2009). Our annual burn rate will be calculated as the number of shares subject to stock awards (including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards) granted during our fiscal year and the number of shares subject to performance units and performance shares that are paid out during a fiscal year divided by our outstanding common stock, measured as of the last day of each fiscal year, both as reported in our periodic filings with the SEC. Awards that are settled in cash, awards that are granted pursuant to a stockholder approved exchange programs (including grants in Proposal Three), awards sold under our employee stock purchase plan and awards assumed or substituted in acquisitions will be excluded from our burn rate calculation. For purposes of our calculation, each share subject to a full value award (i.e., restricted stock, restricted stock unit, performance share and any other award that does not have an exercise price per share equal to the per share fair market value of our common stock on the grant date) will be counted as 1.5 shares. The Burn Rate Policy will apply if both or either Proposals 2 and 3 are approved.

We are also asking stockholders to approve Proposal No. 3 — Approval of Stock Option Exchange Program and Additional Amendment to 2008 Equity Incentive Plan to Increase the Number of Shares Available for Issuance thereunder to Accommodate Stock Option Exchange Program, below. If stockholders approve Proposal No. 3, the number of shares reserved for issuance under the 2008 Plan will be increased by the additional number of shares necessary for the implementation of the Stock Option Exchange Program as described below, but in no event will such additional number of shares exceed 2,000,000 shares. Therefore, if both Proposal No. 2 and Proposal No. 3 are approved by stockholders and the maximum number of shares necessary to implement the Stock Option Exchange Program are used, then the number of shares reserved for issuance under the 2008 Plan will be increased by a total of 11,000,000 shares. The shares approved for the Stock Option Exchange Program shall only be used for the Stock Option Exchange Program and shall not be generally available under the 2008 Plan. Any of the shares approved but not used for the Stock Option Exchange Program shall be cancelled and deducted from the number of shares reserved for issuance under the 2008 Plan. For more information, please see Proposal No. 3 — Approval of Stock Option Exchange Program and Additional Amendment to 2008 Equity Incentive Plan to Increase the Number of Shares Available for Issuance thereunder to Accommodate Stock Option Exchange Program, below.

Plan History

In April 2008, the Board of Directors adopted, and in May 2008, our stockholders approved, the 2008 Plan and reserved a total of 4,000,000 shares thereunder. The 2008 Plan replaced our 1999 Equity Incentive Plan (the “1999 Plan”) and our other equity compensation plans prior to their expiration and became our primary plan for providing equity-based incentive compensation to our eligible employees and non-employee directors.

Background on Stock Compensation at Silicon Image

We firmly believe that a broadly-utilized, equity-based incentive compensation program is a necessary and powerful employee incentive and retention tool that benefits all of Silicon Image’s stockholders. The use of equity-based incentive compensation has long been a vital component of Silicon Image’s overall compensation philosophy, which is based on the principle that long-term incentive compensation should be closely aligned with stockholders’ interests. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees upon improved stock price performance. A broadly-utilized, equity-based incentive compensation program focuses employees at every level of the Company on achieving strong corporate performance as we have embedded in our culture the necessity for employees to think and act as stockholders. Historically, Silicon Image has granted equity incentives to its non-employee directors and the majority of its employees. Equity incentives are an important component of our long-term employee incentive and retention strategy and has been effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company.

Purpose of 2008 Plan

The 2008 Plan allows Silicon Image, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the 2008 Plan, or part of the 2008 Plan, has been delegated or permitted by law, to make grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance shares and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with Silicon Image’s performance.

Key Terms

The following is a summary of the key provisions of the 2008 Plan.

Plan Term:	May 21, 2008 to May 21, 2018.

Eligible Participants:	All of our employees, directors, consultants, advisors and independent contractors will be eligible to receive awards under the 2008 Plan, provided they render bona fide services to Silicon Image. The Compensation Committee will determine which individuals will participate in the 2008 Plan. As of the record date, there were approximately 469 employees and five non-employee directors eligible to participate in the 2008 Plan.

Shares Authorized:

As of the record date, there are 801,134 shares authorized but not yet issued under the 2008 Plan, subject to adjustment only to reflect stock splits and similar events. If Proposal No. 2 is approved, an additional 9,000,000 shares will be authorized under the 2008 Plan, resulting in a total of 9,801,134 shares authorized and available for issuance. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the 2008 Plan. As of the record date, there were a total of 1,957,454 shares outstanding under the 2008 Plan. Because the 2008 Plan originally provided for an aggregate of 4,000,000 shares authorized, if Proposal No. 2 is approved, the amended 2008 Plan will authorize an aggregate of 13,000,000 shares. Please see Proposal No. 3 — Approval of Stock Option Exchange Program and

Additional Amendment to 2008 Equity Incentive Plan to Increase the Number of Shares Available for Issuance thereunder to Accommodate Stock Option Exchange Program, below, for a description of the impact on the authorized number of shares under the 2008 Plan if Proposal No. 3 is approved.

Award Types:	(1) Non-qualified and incentive stock options

(2) Restricted stock awards

(3) Stock bonus awards

(4) Stock appreciation rights

(5) Restricted stock units

(6) Performance shares

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the 2008 Plan against the maximum number of shares authorized, any full-value award (i.e., any award other than a stock option or a stock appreciation right) will reduce the number of shares available for issuance under the 2008 Plan by 1.5 shares.

Vesting:	Vesting schedules are determined by the Compensation Committee when each award is granted. Options generally vest over four years.

Award Terms:	Stock options have a term no longer than seven years, except in the case of incentive stock options granted to holders of more than 10% of Silicon Image’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than seven years. Stock options and stock appreciation rights must be granted at 100% of fair market value under the 2008 Plan.

Automatic Grants to Non-Employee Directors:	Non-employee directors are eligible to receive discretionary grants under the 2008 Plan, which will be granted either on a discretionary basis or pursuant to policy adopted by the Committee, including the Director Compensation Plan described in the section entitled “Director Compensation” below. In the event of a corporate transaction (commonly known as a “change of a control), all outstanding awards granted to our non-employee directors will vest and to the extent applicable, become exercisable.

Repricing Prohibited:	Repricing or reducing the exercise price of a stock option or stock appreciation right or issuance of new stock options or stock appreciation rights having a lower exercise price in substitution for cancelled stock options or stock appreciation rights, including exchanges for cash/full value awards, are prohibited without stockholder approval.

New Plan Benefits

The following table shows, in the aggregate, the number of restricted stock units (RSUs) that will be granted automatically in fiscal 2010 to our five non-employee directors, pursuant to the 2008 Plan. These grants will be made regardless of whether the Amendment is approved by the stockholders.

Name and Position	Dollar Value ($)	Number of RSUs
Non-employee Director Group	Fair Market Value on date of Grant	78,000

Future awards under the 2008 Plan to executive officers, employees or other eligible participants and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or stock appreciation rights granted under the 2008 Plan may not be less than the fair market value (the closing price of Silicon Image common stock on the date of grant and if that is not a trading day, the closing price of Silicon Image common stock on the trading day immediately succeeding the date of grant) of our common stock. On the record date, the closing price of our common stock was $3.00 per share. The term of these awards may not be longer than seven years. The Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Stock Bonus Awards

The Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards contingent upon continued employment with Silicon Image, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a preestablished target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Operating cash flow return on income

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total stockholder return and/or total stockholder return growth

•	Economic value added

The foregoing factors may be on a GAAP or non-GAAP basis.

To the extent that an award under the 2008 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the 2008 Plan, awards granted under the 2008 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee will administer the 2008 Plan. The Compensation Committee selects the persons who receive awards, determine the number of shares covered thereby and, subject to the terms and limitations expressly set forth in the 2008 Plan, establish the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the 2008 Plan and prescribe, amend and rescind any rules and regulations relating to the 2008 Plan.

Amendments

The Board may terminate or amend the 2008 Plan at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments”) without stockholder approval to:

(1) Permit the repricing or other exchange of outstanding stock options or stock appreciation rights under the 2008 Plan for new options, other equity awards or cash; or

(2) Otherwise implement any amendment to the 2008 Plan required to be approved by stockholders under the rules of The NASDAQ Stock Market.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting our common stock, the Committee shall adjust the number and class of shares available for grant under the 2008 Plan, the annual limitations on the number of shares an individual is permitted to receive under the 2008 Plan, and subject to the various limitations set forth in the 2008 Plan, the number and class of shares subject to outstanding awards under the 2008 Plan, and the exercise or settlement price of outstanding stock options and of other awards shall be proportionately adjusted, subject to any required action by the Board or the stockholders.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2008 Plan, the outstanding awards will expire on such terms and at such time as the Board or the Committee shall determine. The Board or the Compensation Committee may, in its discretion, accelerate the vesting of such awards in connection with the corporate transaction. The vesting of outstanding awards held by non-employee directors will accelerate in full prior to the consummation of a corporate transaction (i.e., a change of control) on such terms as the Compensation Committee may determine.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Silicon Image and participants in the 2008 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Silicon Image will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income and Silicon Image will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Silicon Image will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss and Silicon Image will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Silicon Image will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Silicon Image common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income and Silicon Image generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Silicon Image receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Silicon Image generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Silicon Image will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Silicon Image to provide, in its discretion, certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Silicon Image may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy and cast affirmatively or negatively is required to approve the Amendment. An abstention will have the effect of a negative vote.

The Board unanimously recommends a vote FOR approval of the amendment to 2008 Equity Incentive Plan.

PROPOSAL NO. 3 — APPROVAL OF STOCK OPTION EXCHANGE PROGRAM AND ADDITIONAL AMENDMENT TO 2008 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER TO ACCOMMODATE STOCK OPTION EXCHANGE PROGRAM

Our Board of Directors has determined that it is in the best interests of Silicon Image and its stockholders to implement a stock option exchange program (the “Stock Option Exchange Program”) to enhance our employee retention efforts in the face of business challenges affecting the global economy and our industry and the decline in our stock price. Under the Stock Option Exchange Program, certain underwater stock options held by employees with an exercise price which is greater of (1) 52-week high or (2) 150% of the current stock price (measured as of the date of the start of the Stock Option Exchange Program), but excluding our named executive officers and members of our Board of Directors, may be exchanged for a lesser number of restricted stock units, based on the exchange ratios that will be calculated as described below. The calculation of the proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders.

On March 31, 2009 our Board of Directors authorized, and in May 2009 our stockholders approved, a stock option exchange program (the “Prior Stock Option Exchange Program”). Pursuant to the terms of the Prior Stock Option Exchange Program, if the Prior Stock Option Exchange Program did not commence within 12 months of stockholder approval, we would consider any exchange program to be a new one, requiring new stockholder approval. As we do not anticipate the Prior Stock Option Exchange Program commencing within 12 months of stockholder approval of that program, we are seeking approval of the new Stock Option Exchange Program.

Summary of Material Terms of Stock Option Exchange

On March 30, 2010, our Board of Directors authorized, subject to stockholder approval, a value-for-value stock option exchange pursuant to which our eligible employees will have the opportunity to exchange outstanding stock options that are underwater for a lesser number of restricted stock units (“RSUs”) to be granted under the 2008 Equity Incentive Plan (the “2008 Plan”).

Eligibility. The Stock Option Exchange Program will be open to all eligible employees of Silicon Image and our domestic and foreign subsidiaries as are designated by our Board of Directors. Our named executive officers and members of our Board of Directors will not be eligible to participate. Options eligible for the Stock Option Exchange Program will be those having an exercise price per share that is greater of (1) $4.50, which is equivalent to 150% of our stock price on the start date of the exchange program of $3.0 (assuming that we are able to start the Stock Option Exchange Program on March 26, 2010) or (2) the per-share 52-week high as of the record date of $3.39. As of the record date, there are approximately 5.8 million shares subject to eligible options (based on the $4.50 per share threshold as of the record date) held by 277 employees.

Terms of New Awards. The number of shares subject to a replacement award will depend on the exercise price of the surrendered option and our stock price at the time of the Stock Option Exchange Program, as set out in further detail in the table below under Description and Implementation of the Program — Terms of the Exchange Program”. The exchange ratios will be determined in a manner intended to result in the issuance of RSUs that have a fair value approximately equal to the fair value of the stock options they replace.

Vesting. The replacement RSUs will be subject to a new vesting schedule which will generally provide that the replacement award will be unvested on the date of the exchange and will vest as set out in further detail in the table below under “Description and Implementation of the Program — Terms of the Exchange Program.” The vesting period will apply even if the exchanged options were partially or fully vested on the date of the exchange and in all cases each new RSU will have a vesting period of 6-12 months.

Stockholder Approval. If Silicon Image’s stockholders approve this proposal, the Board of Directors intends to but may not commence the exchange offer within the 12 months following such approval. If the Stock Option Exchange Program does not commence within 12 months of stockholder approval, we will consider any exchange program to be a new one, requiring new stockholder approval. The affirmative vote of a majority of the shares of common stock present at the annual meeting and entitled to vote on this matter is required to approve this proposal.

Reasons for the Exchange Offer

Silicon Image has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees’ interests with the interests of stockholders. While employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention and recruiting of employees.

Our employees, excluding the 5 non-employee directors and named executive officers, hold a significant number of stock options with exercise prices that greatly exceed the current market price of our common stock. As of the record date, approximately 92.5% of the shares subject to outstanding stock options were underwater, with approximately 79.4% of the shares having exercise prices above the $4.50 stock price threshold. Thus, the Board and the Compensation Committee believe these underwater options no longer meet the long-term incentive and retention objectives that they were intended to provide. The Board and the Compensation Committee believe the Stock Option Exchange Program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs.

If our stockholders do not approve the Stock Option Exchange Program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

We considered a number of alternatives before concluding that an option exchange program is the most effective vehicle to retain and incentivize our employees who have underwater options. The alternatives included:

Adjust cash compensation through payment of bonuses. We considered paying employees increased, and partially guaranteed, bonus payments to compensate for the value of previously granted stock options that are now underwater. However, such bonus payments would consume cash and provide a much shorter term retention incentive than equity compensation. We believe such a bonus payment structure would not be consistent with rewarding performance and the achievement of measurable objectives, and therefore, is not in the best interest of our stockholders.

Grant additional equity compensation. We made our annual equity grants to employees for our fiscal year 2009 in March 2009 and for fiscal year 2010, in January 2010 for employees other than the executives. For executives, we expect to make annual grants later in 2010. We considered granting employees special supplemental stock option grants at current market prices and/or restricted stock units to restore the value of previously granted stock options that are now underwater. However, such supplemental equity grants would result in potential dilution to our current stockholders and increase our overhang.

Implement an option exchange program. We concluded an option exchange program will provide the best means to effectively retain and motivate our employees, but also have the added benefit to our stockholders for reasons including the following:

•

Improved retention will enhance long-term stockholder value. Because the majority of our outstanding options are underwater and most of our employees view their underwater options as having little or no value, the majority of our options are ineffective as incentives. We believe that we need to offer new ways to motivate and retain employees in order to enhance long-term stockholder value. Employees who exchange their stock options for restricted stock units will receive awards that are less volatile than stock options, but will still provide the holder with the opportunity to benefit from future increases in the price of our common stock. Therefore, we believe the Stock Option Exchange Program will offer a meaningful incentive for eligible employees to remain with Silicon Image going forward. The newly issued restricted stock units will also continue to provide an ongoing performance incentive for employees to work toward improving our business because the value of these awards will increase if our stock price increases.

•

The proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders and reduce incremental compensation charges. The exchange ratios will be calculated using the black-scholes option pricing model in a manner intended to result in the issuance of RSUs that have a fair value approximately equal to or less than the fair value of the eligible options they replace. We will also be able to recapture value from compensation costs that we already are incurring with respect to outstanding underwater eligible stock options (stock options with exercise prices greater than $4.50). Under applicable accounting rules, as of December 31, 2009, we will have to recognize a total of approximately $4.3 million in compensation expense related to these underwater options which are unvested, $0.8 million of which has already been expensed as of March 26, 2010 and $3.5 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. By replacing options that have little or no retention or incentive value, we will increase the retentive and incentive value of our equity awards. In addition, we will not create additional compensation expense (other than immaterial expense that might result mainly from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs).

•

The overall number of shares subject to equity awards will be reduced. The Stock Option Exchange Program is expected to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value. Because we are proposing a value-for-value exchange and not a one-for-one exchange, we will not reuse all of the shares underlying the surrendered stock options, but only those shares underlying the replacement awards. Although we currently cannot predict exactly the number of shares that will be retired, an illustrative example of the potential share impact is presented below under “Effect on Stockholders.”

•

New vesting requirements for RSUs are expected to encourage employee retention. The new RSUs will vest annually over a period of six months to three years, depending on the vesting status of the original option (as described below under “Description and Implementation of the Program”). We expect these new awards to encourage employees to remain with us over the vesting period to receive value from these awards.

Effect on Stockholders

We are not able to predict the impact the Stock Option Exchange Program will have on our stockholders because we are unable to predict how many or which eligible employees will exchange their eligible options. If we were to start the Stock Option Exchange Program on March 26, 2010, the record date, the stock price exchange threshold for our common stock would be $4.50, and based on options held by current employees, approximately 5,818,121 shares subject to eligible options would be eligible to participate. Assuming that all of these eligible options are surrendered for cancellation, based on the exchange ratios detailed below under “Description and Implementation of the Program,” the estimated results are as follows.

Stock Price at Date of Exchange	Reduction in Overhang Shares from Options to be Cancelled	Increase in Overhang Shares from RSUs to be Issued		Net Reduction in Overhang Shares	Net Reduction in Overhang as a % of Common Stock Issued and Outstanding as of March 26, 2010
$4.50	5,818,121	2,024,357	(1)	3,793,764	5.0%

(1)	A total of 1,349,571 RSUs are estimated to be issued under the Stock Option Exchange Program. Pursuant to the terms of the 2008 Equity Incentive Plan, 1.5 shares are taken out from the shares available for issuance for each RSU issued.

The actual reduction in our overhang that could result from the Stock Option Exchange Program may differ materially from these illustrative scenarios and is dependent on a number of factors, including the number of employees who participate in the Stock Option Exchange Program. Any shares cancelled as a result of the option exchange are not eligible to be returned to the 2008 Plan. In addition, the actual number of shares issued in the Stock Option Exchange Program will in no event exceed the number of shares available for issuance under the 2008 Plan. The total number of options to be cancelled in this program have a weighted average exercise price of $9.94 per share and weighted remaining contractual term of 5.43 years.

The table below summarizes our outstanding options before and after the Stock Option Exchange Program assuming that the start of the option exchange was on March 26, 2010.

	Shares Outstanding as of March 26, 2010	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Outstanding Stock Options before the Option Exchange	10,407,918	$7.97	5.59
Stock options to be cancelled	(5,818,121)	9.94	5.43

Outstanding Stock Options after the Option Exchange	4,589,797	5.48	5.30

The table below summarizes our outstanding RSUs before and after the Stock Option Exchange Program assuming that the start of the exchange was on March 26, 2010.

Shares Outstanding as of March 26, 2010
Outstanding RSUs before the Option Exchange	1,878,288
RSUs to be issued under the Option Exchange	1,349,571

Outstanding RSUs after the Option Exchange	3,227,859

The table below summarizes the shares that are available for future issuance under the 2008 Equity Incentive Plan assuming Proposals 2 and 3 are approved and that the Stock Option Exchange Program started on March 26, 2010.

	Shares Available for Issuance as of March 26, 2010
Shares available for issuance before the Stock Option Exchange Program	801,134
Approval of Proposal 2	9,000,000

Approval of Proposal 3	2,000,000

Total	11,801,134

Reduction in the reserves for the issuance of RSUs under the Stock Option Exchange Program	2,024,357	(1)

Shares available for issuance After the Stock Option Exchange Program	9,776,777

(1)	This number of shares deducted from the reserves was calculated as the number of RSUs issued under the Stock Option Exchange Program of 1,349,571 shares multiplied by the ratio of 1.5 in accordance with the terms of the 2008 Equity Incentive Plan.

Description and Implementation of the Stock Option Exchange Program

The Stock Option Exchange Program, if commenced, must begin within twelve months of the date of stockholder approval of the Stock Option Exchange Program. The Board of Directors and the Compensation Committee will determine the actual start date within that time period. If the Stock Option Exchange Program does not commence within twelve months of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it will be implemented.

Upon the commencement of the exchange offer for the Stock Option Exchange Program, eligible employees holding eligible options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the exchange offer. Eligible employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new RSUs. At or before the commencement of the Stock Option Exchange Program, we will file the Offer to Exchange with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. The Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the exchange offer at any time prior to expiration of the election period under the exchange offer.

Terms of the Stock Option Exchange Program

Eligible Options. Options eligible for the Stock Option Exchange Program (the “eligible options”) will be those with an exercise price greater of the 52-week high for our common stock or 150% of the stock price, measured as of the start date of the Stock Option Exchange Program. As of the record date, options to purchase 7,324,613 shares of our common stock were outstanding under our equity plans. Because the eligibility of options will be determined based on stock price measured as of the start date of the Stock Option Exchange Program, we are unable to determine as of the date of the Annual Meeting the exact number of eligible awards. If we were to start the Stock Option Exchange Program on the record date, the common stock price threshold would be $4.50, and based on options held by current employees, approximately 5,818,121 shares would be eligible to participate.

Eligible Employees. All of our employees who hold eligible options and are designated by our Board of Directors would be eligible to participate in the Stock Option Exchange Program, excluding our named executive officers and members of our Board of Directors. In addition, we may exclude employees in non-U.S.

jurisdictions from the exchange offer if local laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our subsidiaries both at the time the exchange offer commences and on the date the surrendered options are cancelled and new RSUs are granted to replace them. Any eligible employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the new RSUs, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate and will instead retain his or her eligible options subject to their existing terms. As of the record date, there were approximately 277 eligible employees that held options who would qualify for exchange. Although some of our executive officers and directors also hold options that are underwater, they will not be eligible to participate in the Stock Option Exchange Program.

Exchange Ratios. The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of a new RSU is known as the exchange ratio. The exchange ratio will depend on the greater of the 52-week high of our stock price or 150% of our stock price at the start of the Stock Option Exchange Program and the exercise price of the employee’s current options. In the Stock Option Exchange Program, eligible employees would be offered an opportunity to exchange on a grant-by-grant basis their current stock options for a smaller number of RSUs. Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement RSUs that will be approximately equal to or less than the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make accounting for the grant of new RSUs as expense neutral as is reasonably possible. The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the Stock Option Exchange Program.

The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock price and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new RSUs that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will mitigate any additional compensation cost that we must recognize on the new RSUs, other than immaterial compensation expense that might result mainly from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the final exchange ratios cannot be determined at the date of this proxy statement, the following example provides an estimate of the exchange ratios based on certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, table below is based on the assumption that we began the Stock Option Exchange Program on March 26, 2010, the record date, which would allow us to include in the Stock Option Exchange Program a substantial percentage of our outstanding underwater options, and to assume that the applicable stock price would be $4.50. As a result, options with an exercise price above $4.50 per share would be eligible for the Stock Option Exchange Program. We looked at the range of historical grant prices for eligible options and the value-for-value exchange ratios for each of those grants. We then tried to group them based on the weighted average exchange ratios that made the most sense within the overall buckets. The following table summarizes the eligible options and the applicable exchange rations:

Exercise Price of Original Grant	Shares Subject to Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Exchange Ratio	Maximum Number of New RSUs that May be Granted
4.51 – 8.00	1,808,813	$6.57	5.15	3.85-to-1	469,809
8.01 – 10.00	1,714,301	9.33	6.19	3.95-to-1	433,991
10.01 – 14.00	1,732,007	11.93	5.18	4.85-to-1	357,115
14.01 – 17.01	563,000	16.60	4.80	6.35-to-1	88,656

Total	5,818,121	$9.94	5.43	—	1,349,571

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios. We will apply the same methodology once these factors are decided closer to the time of commencement of the Stock Option Exchange Program. The total number of RSUs a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a employee exchanged an eligible option for 100 shares with an exercise price of $8.50 per share and the exchange ratio was one RSU for every 3.95 surrendered eligible option shares, the employee would receive a replacement RSU for 25 shares in exchange for the surrendered eligible option (100 divided by 3.95).

Description of RSUs. The RSUs to be issued represent the right to receive shares of common stock on specified future dates when the RSUs vest following a required period of employment. There is no exercise price or purchase price for these shares of stock. A participant will generally forfeit any RSUs received that remain unvested at the time his or her employment with us terminates for any reason.

Vesting of RSUs. The RSUs received in exchange for eligible options will be subject to a new vesting schedule which will provide that the RSUs will be unvested on the date of the exchange and will require a specified period of continued service after the exchange to fully vest. This is the case even if the exchanged options were fully vested on the date of the exchange. RSUs granted with respect to options that are fully vested on the date of the exchange will vest over a period of 6-12 months from the date of grant of the RSU. RSUs granted with respect to options that are unvested on the date of the exchange will vest in three equal installments on each anniversary of the date of grant of the RSU over a three year period. If an option is partially vested, the RSU will have the 6-12 months vesting period described above for the portion of the RSU that was attributable to the vested portion of the exchanged option, and a 2-3 years vesting period for the portion of the RSU that was attributable to the unvested portion of the exchanged option.

Potential Modification of Terms to Comply with Government Regulations

The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the Stock Option Exchange Program’s terms, we may need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. In addition, we intend to make the exchange offer available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements. The Compensation Committee shall retain the discretion to make any such necessary or desirable changes to the terms of the Stock Option Exchange Program.

U.S. Federal Income Tax Consequences

We believe that the exchange of options for RSUs will be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, we believe that participating U.S. employees should not realize any income for U.S. federal income tax purposes upon the grant of the replacement RSUs. These employees will generally be subject to tax (including income and employment tax withholding) upon delivery of the RSUs. Silicon Image will generally be eligible for a tax deduction equal to the income recognized by the employee.

Accounting Treatment

Under Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), to the extent the fair value of each award of RSUs granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new RSUs, will be recognized by Silicon Image as an expense for compensation. The expense will be recognized ratably over the vesting period of the new RSUs in accordance with the requirements of SFAS No. 123R. The total expense will vary according to the number of options tendered for exchange and the fair market value of our stock on the grant date of the replacement awards.

New Plan Benefits

Because participation in the Stock Option Exchange Program will be voluntary, the benefits or amounts that will be received by any participant or groups of participants, if the proposal is approved, are not currently determinable. None of our named executive officers or members of our Board of Directors will be eligible to participate in the Stock Option Exchange Program. Based on the $4.50 stock price threshold determined as of March 26, 2010, the maximum number of shares underlying options that would be cancelled would be 5,818,121 shares, and the maximum number of shares underlying the new RSUs that would be granted would be 1,349,571 shares, although the actual number that would be granted will depend on the factors described above under “Terms of the Exchange Offer”.

Additional Amendment to 2008 Equity Incentive Plan to Accommodate Stock Option Exchange Program

In order to accommodate the Stock Option Exchange Program, we are also asking stockholders to amend the Silicon Image 2008 Equity Incentive Plan (the “2008 Plan”) to increase the number of shares of common stock reserved for issuance under the 2008 Plan in an amount necessary for the implementation of the Stock Option Exchange Program (the “Supplemental Amendment”). The exact amount of the increase under the Supplemental Amendment is not yet determinable and will depend upon the participation by eligible employees in the Stock Option Exchange Program, but in no event will such additional number of shares exceed 2,000,000 shares. Approval of the Supplemental Amendment in an amount not to exceed 2,000,000 shares to accommodate for the Stock Option Exchange Program was approved by the Board of Directors along with the approval of the Stock Option Exchange Program on March 30, 2010.

The Supplemental Amendment in this Proposal No. 3 is intended to ensure that there is a sufficient number of authorized shares available for issuance under the 2008 Plan to cover RSUs granted in connection with the Stock Option Exchange Program. This Supplemental Amendment is a separate and additional increase from the Amendment to the 2008 Plan set forth in Proposal No. 2. If approved, the total number of shares of common stock reserved for issuance under the 2008 Plan would be increased to an amount not to exceed 2,000,000 shares. These additional shares approved for the Stock Option Exchange Program shall only be used for the Stock Option Exchange Program and shall not be generally available under the 2008 Plan except for shares subject to an RSU granted in connection with the Stock Option Exchange Program that is subsequently forfeited. These additional shares are needed because eligible options in the Stock Option Exchange Program were issued under the 1999 Plan (the predecessor plan to the 2008 Plan), and shares subject to eligible stock options granted under the 1999 Plan are not returned and do not become available for issuance under the 2008 Plan. Any of the shares approved but not used for the Stock Option Exchange Program shall be cancelled and deducted from the number of shares reserved for issuance under the 2008 Plan.

In order to address potential stockholder concerns regarding the number of options, stock appreciation rights or other stock awards we intend to grant in a given year, the Board of Directors commits to our stockholders that over the next three fiscal years (commencing 2010) the Company will not grant a number of shares subject to options, stock appreciation rights or other stock awards to employees or nonemployee directors at an average annual rate greater than 5.27% of the number of shares of our common stock that we believe will be outstanding over such three year period. For purposes of calculating the number of shares granted in a year, any full-value awards (all stock awards other than stock options and stock appreciation rights) will decrease the shares available for grant under the 2008 Plan by 1.5 shares.

2008 Equity Incentive Plan Information

For information regarding the 2008 Plan and stock compensation at Silicon Image, please see Proposal 2: Approval of Amendment to 2008 Equity Incentive Plan to Increase the Number of Shares Available for Issuance thereunder.

Shares Authorized under 2008 Equity Incentive Plan

As of the record date, there are 801,134 shares authorized but not yet issued under the 2008 Plan, subject to adjustment only to reflect stock splits and similar events. If Proposal No. 3 is approved, additional shares of up to 2,000,000 shares will be authorized under the 2008 Plan. The exact number of additional shares authorized under the 2008 Plan if Proposal No. 3 is approved is not yet determinable, and is contingent upon the level of participation by eligible employees in the Stock Option Exchange Program. If Proposal No. 3 is approved and Proposal No. 2 is not approved, the total number of shares authorized under the 2008 Plan will be an amount of up to 2,801,134 shares. If Proposal No. 3 and Proposal No. 2 are both approved, the total number of shares authorized under the 2008 Plan will be an amount of up to 11,801,134 shares. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the 2008 Plan. As of the record date, there were a total of 1,957,454 shares outstanding under the 2008 Plan.

The Board of Directors unanimously recommends a vote FOR approval of the Stock Option Exchange Program and additional amendment to 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder to accommodate the Stock Option Exchange Program

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the year ending December 31, 2010 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Audit and Related Fees

Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2009, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission (iv) the fiscal year 2009 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act and (v) the fiscal year 2008 statutory audits of Silicon Image’s Netherlands and Germany subsidiaries were $1,066,550 for the fiscal year ended December 31, 2009.

For the fiscal year ended December 31, 2008, the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2008, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission, (iv) the fiscal year 2008 audits of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act and (v) the fiscal year 2007 statutory audits of Silicon Image’s Netherlands and Germany subsidiaries was $1,266,726 for the fiscal year ended December 31, 2008.

Audit-Related Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for the professional services they rendered for the year ended December 31, 2009 associated with a potential strategic acquisition which we evaluated and decided not to pursue aggregated to $449,743. All such services were pre approved by the Audit Committee of the Board.

There were no audit-related fees billed by Deloitte & Touche for the fiscal year December 31, 2008.

Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for professional services rendered for tax consultancy and tax return preparation for our Germany subsidiary for the fiscal years 2009 and 2008 were $7,973 and $3,453 respectively.

All Other Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for the professional services they rendered for the year ended December 31, 2009 associated with a consultancy regarding fiscal year change aggregated to $3,452. All such services were pre approved by the Audit Committee of the Board.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the Company’s royalty contracts’ compliance work performed for the year ended December 31, 2008 was $94,819. All such services were pre approved by the Audit Committee of the Board.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals and the fees for the services performed to date.

All of the services of Deloitte & Touche for the fiscal years ended December 31, 2009 and 2008, described above, were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 28, 2010 by:

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.

Our Named Executive Officers consist of the individuals who served as Principal Executive Officers in 2009 (Mr. Covert as the Chief Operating Officer from September 2009 to December 31, 2009) and Mr. Tirado as the Chief Executive Officer from January 2005 until his resignation from the Company in September 2009), the individual who served as Chief Financial Officer in 2009 (Mr. Covert), the three other most highly compensated executive officers (Dr. Northcutt and Messrs. Cobar and Lopez). Mr. Martino was appointed as our Chief Executive Officer, effective January 13, 2010.

The percentage ownership is based on 76,497,449 shares of common stock outstanding as of February 28, 2010 plus the number of shares of common stock that such person or group would own or had the right to acquire on or within 60 days after February 28, 2010. Shares of common stock that are subject to options or other convertible securities currently releasable or exercisable within 60 days of February 28, 2010, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible or releasable securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1060 East Arques Ave., Sunnyvale, California 94085.

Name of Beneficial Owner	Shares Beneficially Owned
	Number of Shares	Percent of Class
Holders of Greater Than 5%
Edward C. Johnson and Fidelity Management and Research LLC(1)	6,722,595	8.59%
Tocqueville Asset Management LP(2)	5,465,870	6.99%
Renaissance Technologies LLC(3)	4,943,967	6.32%
BlackRock, Inc(4)	4,071,719	5.20%

Named Executive Officers
Harold Covert(5)	245,085	*
J. Duane Northcutt(6)	635,151	*
Edward Lopez(7)	164,364	*
Sal Cobar(8)	236,973	*
Camillo Martino	—	—

Directors
Peter Hanelt(9)	154,445	*
William Raduchel(10)	252,167	*
Masood Jabbar(11)	123,751	*
William George(12)	93,751	*
John Hodge(13)	93,959	*
All executive officers and directors as a group (11 persons)(14)	2,061,740	2.63%

*	Less than 1%.
(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010, which indicates that Edward C. Johnson 3d and Fidelity Management and Research (FMR) LLC each has sole dispositive power over all of these shares. The address of FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2010, which indicates that Tocqueville Asset Management LP has sole voting power and sole dispositive power over all of these shares. The address of Tocqueville Asset Management LP is 40 West 57th Street, 19th Floor, New York 10019.
(3)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, which indicates that Renaissance Technologies LLC and Dr. James H. Simons have sole voting power and sole dispositive power over 4,688,055 of these shares and have shared dispositive power over 255,912 of these shares. The address of Renaissance Technologies LLC and Dr. Simons is 800 Third Avenue, New York 10022.
(4)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, which indicates that BlackRock, Inc. has sole voting power and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	Represents 80,587 outstanding shares held by Mr. Covert as of February 28, 2010, 155,000 shares subject to options which are exercisable within 60 days after February 28, 2010 and 9,498 shares of RSUs which will be released within 60 days after February 28, 2010.
(6)	Includes 74,906 outstanding shares held by Dr. Northcutt as of February 28, 2010, 557,079 shares subject to options which are exercisable within 60 days after February 28, 2010 and 3,166 shares of RSUs which will be released within 60 days after February 28, 2010.
(7)	Represents 48,573 outstanding shares held by Mr. Lopez as of February 28, 2010, 111,042 shares subject to options which are exercisable within 60 days after February 28, 2010 and 4,749 shares of RSUs which will be released within 60 days after February 28, 2010.
(8)	Represents 48,681 outstanding shares held by Mr. Cobar as of February 28, 2010, 183,543 shares subject to options which are exercisable within 60 days after February 28, 2010 and 4,749 shares of RSUs which will be released within 60 days after February 28, 2010.
(9)	Represents 7,410 shares directly owned by Mr. Hanelt, 2,000 shares held by Peter Hanelt and Mary Ann Hanelt Trust, of which Mr. Hanelt is the trustee, 500 shares held by Mr. Hanelt’s spouse, 1,200 held by a partnership and 143,335 shares subject to options which are exercisable within 60 days after February 28, 2010.
(10)	Represents 3,000 outstanding shares directly owned by Mr. Raduchel as of February 28, 2010 and 249,167 shares subject to options which are exercisable within 60 days after February 28, 2010.
(11)	Represents 123,751 shares subject to options held by Mr. Jabbar which are exercisable within 60 days after February 28, 2010.
(12)	Represents 93,751 shares subject to options held by Dr. George which are exercisable within 60 days after February 28, 2010.
(13)	Represents 93,959 shares subject to options held by Mr. Hodge which are exercisable within 60 days after February 28, 2010.
(14)	Represents 277,365 outstanding shares directly and indirectly owned by the executive officers and directors as of February 28, 2010, 1,758,414 shares subject to options which are exercisable within 60 days after February 28, 2010 and 25,961 shares of RSUs which will be released within 60 days after February 28, 2010.

Equity Compensation Plans

As of December 31, 2009, we maintained our 2008 and 1999 Equity Incentive Plans and the 1999 Employee Stock Purchase Plan, which were approved by our stockholders. As of December 31, 2009, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table gives information about equity awards under these plans and options as of December 31, 2009.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options		(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,324,972	(1)(3)	$9.16	3,053,948	(2)
Equity compensation plans not approved by security holders(4)	1,318,782		7.07	—

Total	9,643,754		8.51	3,053,948

(1)	Excludes 2,719,366 shares subject to restricted stock units outstanding as of December 31, 2009 that were issued under the 2008 and 1999 Equity Incentive Plans.
(2)	Consists of shares available for future issuance under the 2008 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. As of December 31, 2009, 1,136,154 and 1,917,794 shares of common stock remained available for issuance under the 2008 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, respectively. The 2008 Equity Incentive Plan was approved by the stockholders at the 2008 Annual Meeting of Stockholders on May 21, 2008. All of the shares available for grant under the 2008 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. The 1999 Equity Incentive Plan had a balance of 15,877,976 shares as of December 31, 2009. The 1999 Equity Incentive Plan expired in October 2009, hence, no securities under this plan are available for future issuance. As of December 31, 2009, 1,127,934 restricted stock units are outstanding and 7,918,689 shares were subject to outstanding stock options at an average exercise price of $9.29 under the 1999 Equity Incentive Plan.
(3)	Includes 7,918,689 shares subject to outstanding stock options at an average exercise price of $9.29 under the 1999 Equity Incentive Plan. The 1999 Equity Incentive Plan had a balance of 15,877,976 shares as of December 31, 2009. The 1999 Equity Incentive Plan expired in October 2009, hence, no securities under this plan are available for future issuance.
(4)

In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not allow for the award of stock bonuses and did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2009, 707,523 shares were subject to outstanding stock options under this plan at an average exercise price of $5.56. As of December 31, 2009, this plan had a remaining balance of 319,336 shares, which are no longer available for future issuance. During May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it will not issue any securities from this plan, hence, no securities are available for future issuance under this plan. Shares subject to any option or right to purchase restricted stock granted under this plan that could no longer be exercised and shares reacquired by us pursuant to an option agreement or restricted stock purchase agreement would again be available for grant or issuance under this plan. Our directors, employees and consultants were eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options could be granted only to our employees. The Compensation Committee or Board determined the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions.

In July 2001, we assumed the Silicon Communication Lab, Inc. 1999 Stock Option Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not allow for the award of restricted stock or stock bonuses and did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2009, 269,842 shares were subject to outstanding stock options under this plan at a an average exercise price of $7.27. As of December 31, 2009, this plan had a remaining balance of 132,844 shares, which are no longer available for future issuance. During May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it will not issue any securities from this plan, hence, no securities are available for future issuance under this plan. Shares subject to an option granted under this plan which expired or became exercisable for any reason shall become available for future grant under this plan. Our directors, employees and consultants were eligible to receive stock options under this plan. The Compensation Committee or Board determined the exercise price and vesting schedule of options. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions.

In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they were substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2009, 141,417 shares were subject to outstanding stock options under this plan at an average exercise price of $4.86. As of December 31, 2009, this plan had a remaining balance of 115,759 shares, which are no longer available for future issuance. During May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it will not issue any securities from this plan, hence, no securities are available for future issuance under this plan. Shares subject to an option granted under this plan which expired or became exercisable for any reason and unvested shares of common stock granted under this plan which were repurchased by us should become available for future grant under this plan. Our directors, employees and consultants were eligible to receive stock options and awards of common stock under this plan. Incentive stock options could be granted only to our employees. The Compensation Committee or Board determined the exercise price and vesting schedule of options. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the Compensation Committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the Compensation Committee or Board, the vesting of such options may accelerate upon one of these transactions.

As of December 31, 2009, 200,000 shares were subject to an outstanding non-plan stock option at an average exercise price of $13.74. On November 1, 2004, we granted a non-plan option for 200,000 shares at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. This option become vested and exercisable with respect to 25% of the shares on November 1, 2005 and becomes vested as to 2.083% of the shares each of the 36 months thereafter. As of December 31, 2009, the shares subject to this option are fully vested and this option remained outstanding with respect to 200,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to the named executive officers of Silicon Image for fiscal year 2009, including their ages as of February 28, 2010:

Executive Officers	Age	Position
Harold Covert	63	President (former Chief Financial Officer And Chief Operating Officer)
Noland Granberry	47	Chief Accounting Officer
Edward Lopez	50	Chief Legal Officer
Sal Cobar	55	Vice President, Worldwide Sales

Former Executive Officers	Age	Position
J. Duane Northcutt	51	Former Chief Technology Officer
Steve Tirado	54	Former President and Chief Executive Officer

Noland Granberry was appointed as Chief Accounting Officer in March 2007. Mr. Granberry has served as Corporate Controller of Silicon Image since March 2006, as Treasurer of Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, since June 2006 and as Treasurer of HDMI Licensing, LLC, a wholly-owned subsidiary of Silicon Image, since April 2006. Prior to joining Silicon Image, Mr. Granberry served as Director of SOX Compliance of Xilinx Inc., from April 2005 to February 2006. From September 2002 to February 2005, Mr. Granberry served as Senior Director of Finance of SanDisk Corporation. From August 1995 to August 2002, Mr. Granberry served as Corporate Controller for IKOS Systems, Inc. From August 1984 to August 1995, Mr. Granberry held various positions, most recently as senior manager, at Ernst & Young LLP. Mr. Granberry holds a bachelor’s degree in business administration from Adrian College in Adrian, Michigan.

Edward Lopez has served as Silicon Image’s Chief Legal Officer since January 2007. In September 2009, Mr. Lopez assumed responsibility for the Company’s Human Resources organization as well. Mr. Lopez joined Silicon Image from the law firm of Morrison & Foerster, where he was Of Counsel in the firm’s Corporate Group in San Francisco. Prior to joining Morrison & Foerster in September 2005, Mr. Lopez was General Counsel and Senior Vice President, Human Resources at Terayon Communication Systems, a publicly-held manufacturer of broadband access equipment, from 1999 to 2005. Prior to Terayon, Mr. Lopez was affiliated with two publicly-held medical device companies as Vice President, Business Development & General Counsel of ReSound Corporation from 1998 to 1999 and as Senior Corporate Counsel & Assistant Secretary of Nellcor Puritan Bennett, Inc. from 1993 to 1998. Mr. Lopez earned his B.A. in Economics from Columbia University and a J.D. from the Harvard Law School.

Sal Cobar was appointed as Vice President of Worldwide Sales of Silicon Image in April 2007. Prior to that appointment, Mr. Cobar served as Silicon Image’s Senior Director, Strategic Accounts and Americas Sales, where he was instrumental in developing and spearheading the Company’s overall strategic account sales initiatives as well as leading the Americas sales team. Prior to joining the Company in April 2001, Mr. Cobar held several strategic sales and marketing positions during 12-year tenure at Sun Microsystems. In those positions, Mr. Cobar had management and executive responsibilities for engineering, operations and the creation and execution of new markets for network-based thin client technology. In June 1980, Mr. Cobar joined Xerox Corporation for nine years driving multiple engineering and operations initiatives, including designing a half million square foot state-of-the-art manufacturing facility with automated material replenishment system that provided JIT component delivery from suppliers to the assembly line. Mr. Cobar earned a bachelor’s degree in systems engineering from California State University, San Jose and a master’s degree in marketing from Golden Gate University, San Francisco.

J. Duane Northcutt has served as Silicon Image’s Chief Technology Officer from July 2003 until his departure in March 2010. Prior to joining Silicon Image in February 2002, Dr. Northcutt held the title of Distinguished Engineer of the Desktop and Workgroup Servers Group at Sun Microsystems, where he worked in a technical capacity from 1990 to 2001. Previously, Dr. Northcutt was a member of the research faculty at Carnegie Mellon University’s School of Computer Science. Dr. Northcutt holds both a Bachelor’s and a Master’s degree in Electrical Engineering and a Ph.D. in Computer and Electrical Engineering from Carnegie-Mellon University.

Steve Tirado served as a director and President and Chief Executive Officer of Silicon Image from January 2005 until his resignation from the Company in September 2009. Mr. Tirado previously served as Division President of Silicon Image’s Storage Group from April 2004 to January 2005, as the Company’s President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004 and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government funded agencies. Mr. Tirado holds a Bachelor’s Degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work Degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Silicon Image designs, implements and maintains compensation programs aimed at attracting, rewarding, developing and retaining executives, managers and individual contributors having the technical and leadership skills required for our business objectives. Silicon Image’s compensation philosophy aims at compensating employees at competitive levels while aligning stockholder interests, company goals and employee and team performance. We incorporate our compensation philosophy into our Total Rewards comprehensive compensation program which we have designed to enable us to hire and retain top talent, recognize and reward performance, achieve results by defining objectives and intended outcomes, and provide compensation competitively with the market relative to our defined peer group.

Compensation Components. Our comprehensive compensation program includes a combination of base salary, cash incentive bonuses, equity awards and health and welfare and other benefits. We believe that this combination enables us to attract and retain needed talent, while aligning employees’ short-and long-term performance with the goals and objectives of the Company and the interests of its stockholders. The use of multiple components in our compensation program provides us the flexibility to adjust incentives as necessary in order to maintain employee performance in line with our business goals and objectives. The components of our compensation program for our named executive officers are the same as those provided to our management employees generally. We attempt to link compensation to our company’s financial results.

Annual Compensation Survey (Benchmarking). Each year the Compensation Committee performs a comprehensive re-evaluation of our compensation program taking into account various factors, including the compensation practices of our competitors as well as others with whom we compete for talent. In 2009, the Compensation Committee retained the services of Compensia, an outside compensation consulting firm focused primarily on technology companies, to perform a market survey and provide an independent assessment of compensation related market data, comparative analysis and recommendations regarding competitive compensation practices. In providing these services, Compensia uses compensation data generated by Compensia as well as generally available market data, including data from the Radford Executive Compensation Survey — Bay Area Semiconductor (Select Peers) to help assess our positioning and practices and to measure our component mix and compensation levels against the competitive market and our defined peer group.

Our defined peer group is a list of companies approved by the Compensation Committee consisting of select competitors as well as others with whom we believe we compete for talent. The list includes companies that are smaller, comparably sized and larger than we are, in order to provide balance. It also includes companies that perform on par with us or better than we do as well as those who do not perform as well. Since the purpose of Compensia’s survey is to give us a snapshot of current market positioning, trends and practices, we believe that a broad view of other companies is required. The Compensation Committee evaluates our compensation philosophy, compensation components, practices and program as well as current pay levels for our executives based on the results of this survey and other factors. In 2009, our defined peer group was comprised of the following companies: Actel Corporation, Applied Micro Circuits Corporation, Cirrus Logic, Inc., Conexant Systems, Inc., DSP Group, Inc., Lattice Semiconductor Corporation, Micrel, Inc., Pericom Semiconductor Corporation, PMC-Sierra, Inc., Semtech Corporation, Sigma Designs, Inc., Silicon Laboratories Inc., Standard Microsystems Corporation, Trident Microsystems, Inc. and Zoran Corporation.

Allocation between Salary and Incentives. Our compensation program includes both short-term (annual salary and incentive cash bonus) and long-term (non-cash equity/stock options) incentives. In general, the higher the position in the Company, the greater the portion of an employee’s total compensation that is tied to long-term incentive compensation. We believe that the higher an employee’s position is in the Company, the greater the employee’s potential impact on the Company achieving its goals and objectives. We also consider competitive market practices in deciding the appropriate allocation among different components of compensation. We want to make sure that we are not depending too heavily on either short-term or long-term incentives relative to our competitors or others with whom we compete for talent.

Compensation Elements

Base Salary. Base salary is intended to provide competitive cash remuneration for the performance of job duties and takes into account job scope, level and experience. Our target is to keep individual base salaries at the median level for comparable positions in our defined peer group.

We review base salary levels annually to assess whether we have met our target positioning relative to our defined peer group. We also review an individual employee’s performance to assess whether a merit increase is warranted based on individual, as well as company-wide performance. In addition, we review market trends and salary movements from year to year to establish the appropriate overall company-wide budget for merit increases. For 2009, the Compensation Committee approved an overall 3% merit increase budget for employees below the executive level.

Incentive Bonus — Linking Pay with Performance. Silicon Image’s short-term, cash bonus incentive program (the “Silicon Image, Inc. Employee Bonus Plan”) is designed to align employee performance with the annual goals and objectives of the Company. Our objective is to have an incentive program that is competitive with the market, ties to operating results and rewards company and individual performance.

In December 2008, the Compensation Committee approved the Silicon Image, Inc. Employee Bonus Plan for Fiscal Year 2009 (the “2009 Bonus Plan”). The 2009 Bonus Plan provided incentives to certain executive and non-executive employees and was designed to promote achievement of our financial performance goals for the year. Under the 2009 Bonus Plan, we would fund a cash bonus pool on June 30, 2009 if we achieved our revenue and non-GAAP operating income goals for the first half of the year as established in the 2009 annual operating plan prepared by management and approved by the Board of Directors. For purposes of the plan, non-GAAP operating income was defined as operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets and such other extraordinary items as may be determined by the Compensation Committee. Whether or not we achieved the non-GAAP operating income goal for the period would be determined after taking into account the compensation expense associated with the funding of the cash bonus pool.

Under the 2009 Bonus Plan, we would also fund a cash bonus pool on December 31, 2009 if we achieved our revenue and non-GAAP operating income margin goals for the second half of the year as established in the 2009 annual operating plan. For purposes of the 2009 Bonus Plan, non-GAAP operating income margin was defined as non-GAAP operating income divided by the revenue for the period. Here again, whether or not we achieved our non-GAAP operating income margin goal would be determined after taking into account the compensation expense associated with the establishment of the cash bonus pool.

If, however, we did not fund a cash bonus pool on June 30, 2009, because we did not achieve our financial performance goals for the first half of the year, we could fund a larger cash bonus pool on December 31, 2009 that would include the bonus pool for the first half of the year, if we achieved our revenue and non-GAAP operating income margin goals for the full year. The 2009 Bonus Plan also provided for the funding of a larger bonus pool on December 31, 2009, if revenue for all of 2009 exceeded the revenue goal established in the 2009 annual operating plan for the period and non-GAAP operating income margin for the entire year also exceeded the goal established in the annual operating plan for the period.

Under the 2009 Bonus Plan, participants would receive 100% of their target bonuses only if we overachieved on our 2009 annual operating plan. If we achieved 100% of the revenue and non-GAAP operating income margin goals established in the 2009 annual operating plan, participants in the 2009 Bonus Plan would receive 75% of their target bonuses; and, if we achieved 109% of the revenue goal and 125% of the non-GAAP operating income margin goal, participants would receive 100% of their target bonuses.

Since we did not achieve our financial performance goals in 2009, no bonuses were paid under the 2009 Bonus Plan.

In February 2009, the Compensation Committee approved a supplemental bonus Plan (the “Supplemental 2009 Bonus Plan”) to provide for smaller bonuses in the event that our financial performance in 2009 fell short of what was required for bonuses under the 2009 Bonus Plan. The Supplemental 2009 Bonus Plan was designed to promote achievement of financial performance goals for 2009 and the achievement by our employees of certain key performance indicators (“KPIs”) for functional areas identified by senior management as instrumental to achieving the our objectives in 2009.

Under the terms of the Supplemental 2009 Bonus Plan, we would fund a cash bonus pool representing 25% of the aggregate amount of the target bonuses of the plan participants on December 31, 2009, if we achieved a revenue target approved by the Compensation Committee and non-GAAP operating income for 2009 was positive. If we achieved these financial goals, the actual bonus amount received by an individual participant would be a function of the performance of the participant’s functional area against its KPIs. If a participant’s functional area achieved 100% of its KPIs, then the participant would be eligible to receive 25% of his or her target bonus. If a participant’s functional area achieved only 80% of its KPIs, then the participant would be eligible to receive 20% (80% multiplied by 25%) of the participant’s target bonus. If we failed to achieve our revenue and non-GAAP operating income goals, then no bonuses would be paid under the Supplemental 2009 Bonus Plan.

Since we did not achieve the financial performance goals established by the Supplemental 2009 Bonus Plan for the payment of bonuses, no bonuses were paid under the Supplemental 2009 Bonus Plan.

Individual Bonus Targets. Individual bonus targets are designed to align individual performance with the annual goals and objectives of the Company. When it approved the 2009 Bonus Plan, the Compensation Committee also approved target bonus levels for executive participants in the 2009 Bonus Plan. Bonus targets represent the percent of base salary that would have been paid to the employee as a bonus if we achieved the financial performance goals established by the 2009 Bonus Plan and the Supplemental 2009 Bonus Plan for the payment of bonuses and the employee achieved his individual performance goals in 2009. Bonus targets for each named executive officer except our VP of Worldwide Sales in 2009 were as follows: Chief Executive Officer — 90%; President/Chief Operating Officer and Chief Financial Officer — 50%; Chief Technology Officer and Chief Legal Officer — 45%; and all other Vice President — 40%. The higher individual bonus targets for certain executives reflect recognition that those positions have a greater level of influence over the overall success and growth of the Company. The individual bonus targets were established by the Compensation Committee upon review of the market survey data provided by Compensia. Since we did not achieve the financial performance goals established by the 2009 Bonus Plan and the Supplemental 2009 Bonus Plan for the payment of bonuses, no bonuses were paid under either plan.

Incentive Compensation for our Vice President of Worldwide Sales. In 2009, our Vice President of Worldwide Sales did not participate in our 2009 Bonus Plan or Supplemental 2009 Bonus Plan. Instead, he was eligible to receive incentive compensation based on our percent achievement of our planned product (integrated circuit) revenue target for the fiscal year as established in the 2009 annual operating plan. Given the importance to us of achieving our planned revenue in 2009, the Compensation Committee believed that this incentive compensation structure worked best to align the interests and performance of the Vice President of Worldwide Sales with the goals and objectives of the Company,

Total Cash Compensation Target. Our overall total cash compensation (base and bonus) target for our executive officers is to pay in the second to third quartile of the total cash compensation paid by our defined peer group. This reflects the market positioning that we believe is necessary for us to attract the talent necessary to remain competitive. We believe that our total cash compensation targets for our executive employees in 2009 were within this range based on the assessment by Compensia, however our actual cash compensation payments fell well below the targets as a result of our disappointing financial performance in 2009.

Equity Incentives

Long-Term Equity Incentive Program. The goal of our long-term incentive program is to bring management’s and employee’s performance into alignment with the longer-term interests of the Company and its stockholders through equity awards. At the executive level, we continue to believe that equity compensation is a motivator as well as a recruiting and retention tool. We also believe that it is the best instrument in our compensation program to focus executive performance on the longer term goals of the company. Those goals in turn align with the longer term stockholder interests.

As with our cash incentive bonus program, our equity incentive program is structured to provide a target level of participation based on the relative position of the employee. Our target level of equity awards for our executive employees is set to provide equity compensation (in value of shares granted) at the median of our defined peer group, based on an assessment by Compensia. Our goal is to limit the aggregate number of shares subject to equity awards granted to all employees in any one year so that it does not exceed the Institutional Shareholder Services (ISS) standard for our sector of 5.72% for a three year average.

At the executive level, there is more variability from person to person in equity award grant levels than at non-executive levels due to competitive market pressures and individual performance.

Our equity compensation policies are accounted for using Accounting Standards Codification No. 718, Stock Compensation, previously discussed in Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123(R)). We value all stock-based compensation awards granted based on the grant date fair value.

Different Forms of Long-Term Incentives. Under our 2008 equity incentive plan, we have the ability to grant various forms of equity awards, including stock options, stock appreciation rights, restricted shares and restricted stock units. In 2009, our long-term equity incentives were granted in the form of stock options and Restricted Stock Units (RSUs).

Generally, our options and RSUs provide for vesting over time, typically a four-year period. Our Chief Technology Officer received an equity award, effective January 15, 2009, consisting of RSUs with time-based vesting. The vesting of those RSUs are on a graduated level with 10% of the total number of shares vesting on January 15, 2010, 20% on January 15, 2011, 30% on January 15, 2012 and 40% on January 15, 2013. Certain of our named executive officers received equity awards effective April 15, 2009 consisting of RSUs with time-based vesting. The vesting of those RSUs are also on a graduated level with 10% of the total number of shares vesting on April 15, 2010, 20% on April 15, 2011, 30% on April 15, 2012 and 40% on April 15, 2013.

Our former President and CEO, Steve Tirado, received an equity award, effective May 15, 2009, consisting of RSUs with time-based vesting: 10% of the total number of shares vesting on January 15, 2010; 20% on January 15, 2011; 30% on January 15, 2012; and 40% on January 15, 2013. Steve Tirado resigned as President and Chief Executive Officer effective September 25, 2009. In connection with his resignation, Mr. Tirado received twelve (12) months of accelerated vesting of his outstanding, unvested stock options and RSUs.

In connection with his promotion to President and Chief Operating Officer, Hal Covert was granted an equity award, effective October 15, 2009, consisting of RSUs and non-qualified stock options vesting as to 40% of the total number of shares on October 15, 2010, 30% on October 15, 2011, 20% on October 15, 2010 and 10% on October 15, 2013. Pursuant to the terms of those grants, the vesting of the first 40% tranche accelerated on the start date of our new CEO, January 6, 2010.

Our long-term, equity compensation program in 2009 was adopted by the Compensation Committee based on a market analysis performed by Compensia and a desire to make use of RSUs to a greater degree than has historically been the case in order to address retention issues presented with options, which lose much of their retention and compensation value in a market characterized by declining equity prices. The number of RSUs and stock options, as the case may be, awarded to our executive employees was based on the Compensation Committee’s and chief executive officer’s assessment of each employee’s performance and contribution, and market information provided by Compensia.

Standardization of Grant Dates. All equity awards to our employees commence vesting and the exercise price is set in the case of stock options on the 15th of the month following approval, except as otherwise approved by our Compensation Committee. The standardization of grant dates on the 15th of the month following approval is designed to avoid the timing of option grants in conjunction with the release of information that might have a favorable or unfavorable impact on our stock price.

Other Equity, Retirement and Benefits Programs

Employee Stock Purchase Plan (ESPP). We provide an Employee Stock Purchase Program (ESPP) that enables all employees, including named executive officers, to purchase Company stock at a discount. The stock is offered for purchase at 85% of the market value at either the beginning or end of specified six month purchase periods.

401(k) Defined Contribution Plan. We do not offer a defined benefit retirement plan. However, we do have a defined contribution plan in the form of a 401(k) plan for employees. Since January 1, 2008, we contribute fifty cents for every dollar contributed by the employees, subject to a cap of $2,000 per year. Our contribution vests immediately upon contribution.

Other Benefits. We offer a full range of benefits, including life, medical, dental, vision, and disability insurance programs. We also have a paid time off program that allows employees time for vacation or personal matters. The goal of these plans is to provide an attractive and competitive set of benefits while also managing costs.

Other Benefits or Perquisites. We do not generally offer other cash or non-cash incentives to our named executive officers that are not also available to our non-executive employees. However, there are times when a specific situation requires additional compensation. For example, we may offer relocation or temporary living arrangements for named executive officers who either work remotely but spend significant time in another Silicon Image work location or who have begun employment with Silicon Image but have not yet moved to a Silicon Image work location.

Deferred Compensation. We do not currently have any deferred compensation programs for employees or executives.

Severance or Change of Control Practice. In January 2005, we entered into an offer letter of employment with, Steve Tirado, our former President and CEO, that provided, among other things, for severance payments upon a termination of employment. In connection with his resignation, we provided Mr. Tirado with the severance provided for in his offer letter, consisting of a lump sum payment equal to twelve months of his then current base salary, less applicable deductions and withholding, reimbursement of COBRA premiums (should he elect COBRA coverage) for twelve months following his resignation, and twelve months of accelerated vesting of Mr. Tirado’s stock options and restricted stock awards, but not including any bonus for 2009.

In December 2007, we entered into change of control retention agreements with each of our executive employees. The entry into these agreements in 2007 followed more than a year of discussion and review by the Compensation Committee with the assistance of Compensia. Compensia provided the Compensation Committee with market survey data, comparative analysis and recommendations regarding competitive practices in our market. In December 2009, we entered into amendments of these change of control retention agreements extending their expirations dates to December 2011. The material terms of these agreements and our severance and change of control agreement with our former CEO are described under “Potential Payments Upon Termination or Change of Control.”

Executive Compensation Determination

Process for Reviewing and Adjusting Executive Pay.

Executive Pay. For compensation of executives other than himself, our CEO, in conjunction with our Vice President, Human Resources and our Chief Financial Officer, reviews executive compensation on an annual basis and makes recommendations to the Compensation Committee regarding any proposed adjustments. Final decisions on compensation for all named executive officers are then made by the Compensation Committee.

In reviewing executive compensation, our Compensation Committee considers a number of factors, typically including the following:

•	Individual performance, including a comparative ranking and peer assessments for executives reporting to the CEO / President;

•	Company performance and our achievement of specific objectives;

•	Survey data regarding compensation practices by our defined peer group;

•	The prior year’s compensation practices;

•	Current holdings of options, including their exercise price and their remaining vesting schedule; and

•	Internal consistency, including the relationship to other named executive officers and the relationship of executive compensation to non-executive compensation.

In 2009 the Compensation Committee utilized Compensia to provide and analyze data regarding non-CEO executive compensation and to make recommendations regarding non-CEO executive compensation.

Based on the review of the of the data provided by Compensia and other factors, the Compensation Committee determined that there would not be any salary increases at the non-CEO executive level in 2009, with the exception of the CFO and the Vice President of Worldwide Sales. The CFO’s base salary was increased by 15% to be more aligned with market practices, while the base salary of the Vice President of Worldwide Sales was reduced as described below.

In 2009, the Compensation Committee reduced the base salary of the Vice President of Worldwide Sales by 3% in order to reduce the percentage of his total potential cash compensation consisting of base salary. In 2008, the Vice President of Worldwide Sale’s split of his total potential cash compensation was 60% base salary and 40% incentive compensation based on the achievement of our product (integrated circuit) revenue target for the fiscal year. In 2009, the Compensation Committee changed the split to 55% base salary and 45% incentive compensation. The Vice President of Worldwide Sales did not earn any incentive compensation in 2009, since we did not achieve our planned product (integrated circuit) revenue goals.

CEO Compensation. In reviewing the CEO’s compensation, the Compensation Committee reviews relevant survey data from the Radford Executive Compensation report together with an analysis of data on CEO executive compensation from Compensia. In addition, the Compensation Committee considers the factors described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K with Silicon Image’s management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Masood Jabbar, Chair

Peter Hanelt

William George

William Raduchel

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. The named executive officers were not entitled to receive payments which would be characterized as “non-equity incentive plan compensation” for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Harold L Covert(2)	2009	$345,000	$—	$605,250	$104,385	$13,633	$1,068,268
President and former Chief Financial Officer and former Chief Operating Officer	2008	300,000	44,719	434,850	—	6,925	786,494
	2007	71,730	32,279	—	666,460	2,747	773,216

Sal Cobar(3)	2009	212,300	—	206,250	—	19,540	438,090
Vice President, Worldwide Sales	2008	401,365	—	356,800	136,609	13,891	908,665
	2007	317,750	—	—	572,549	12,430	902,729

Edward Lopez(4)	2009	286,000	—	206,250	—	21,813	514,063
Chief Legal Officer	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—

Former Named Executive Officers
Steve Tirado(5)	2009	377,487	—	711,000	—	491,523	1,580,010
Former President and Chief Executive Officer	2008	475,000	141,609	—	—	16,111	632,720
	2007	475,000	—	—	1,070,106	12,536	1,557,642

J. Duane Northcutt(6)	2009	302,275	—	543,500	—	9,500	855,275
Former Chief Technology Officer	2008	302,275	45,058	446,000	186,285	6,616	986,234
	2007	282,500	—	—	337,798	13,223	633,521

(1)	The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 718, Stock-based Compensation, previously discussed under Statement of Financial Accounting Standard (SFAS) 123R. On December 16, 2009, the Securities and Exchange Commission (SEC) adopted new rules that require the Company to report the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC No. 718 in the Summary Compensation Table and Director Compensation Table, rather than the dollar amount recognized for financial statement purposes. To conform to these new SEC rules, the stock-based compensation disclosed for fiscal years 2008 and 2007 in our prior years’ proxies, which was based on the dollar amount recognized for financial statement purposes, have been restated to reflect the grant date fair value of the stock and option awards granted in those years. The assumptions used in the calculation of the grant date fair value of the stock and option awards are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 16, 2010.
(2)	For Mr. Covert, amounts under “All Other Compensation” represent payments by us of $12,409 for health insurance and $1,224 for life insurance in 2009, $6,342 for health insurance and $583 for life insurance in 2008 and $2,087 for health insurance and $660 for life insurance in 2007.
(3)	For Mr. Cobar, amounts under “Salary” included incentive compensation of $182,965 for the fiscal year ended December 31, 2008 and $125,703 for the fiscal year ended December 31, 2007. Mr. Cobar did not earn any incentive compensation for the fiscal year ended December 31, 2009. Amounts under “All Other Compensation” represent payments by us of $18,760 for health insurance and $780 for life insurance in 2009, $13,361 for health insurance and $530 for life insurance in 2008 and $11,876 for health insurance and $554 for life insurance in 2007.

(4)	For Mr. Lopez, amounts under “All Other Compensation” in 2009 represent payments by us of $18,762 for health insurance, $1,051 for life insurance and $2,000 for 401K Plan.
(5)	For Mr. Tirado, amounts under “All Other Compensation” represent payments by us of $13,605 for health insurance, $918 for life insurance, $2,000 for 401K Plan in 2009, and an amount of $475,000, which was a lump sum payment equivalent to twelve months of his current base salary pursuant to his confidential separation and general release agreement for 2009, $13,361 for health insurance, $750 for life insurance and $2,000 towards 401K Plan for 2008, and $11,876 for health insurance and $660 for life insurance for 2007.
(6)	For Dr. Northcutt, amounts under “Bonus” for fiscal year 2008 included $23,804 bonus pertaining to the second half of 2008 bonus, which was paid in 2009. Amounts under “All Other Compensation” represent payments by us of $6,390 for health insurance, $1,110 for life insurance and $2,000 for 401K Plan in 2009, $4,028 for health insurance and $588 for life insurance and $2,000 towards 401K Plan in 2008, $9,000 in connection with our patent incentive program in 2007, which provides nominal cash incentives for the filing, prosecution and registration of patents, $3,563 for health insurance and $660 for life insurance in 2007.

Compensation of Named Executive Officers in 2009

Harold (Hal) Covert, President and former Chief Financial Officer and Chief Operating Officer. Mr. Covert served as our Chief Financial Officer from October 2007 to January 2010. In January 2010, Mr. Covert, who was appointed President and Chief Operating Officer on September 25, 2009 while Silicon Image undertook a search for a new chief executive officer, agreed to continue in his capacity as Silicon Image’s President (but to no longer serve as Chief Financial Officer or Chief Operating Officer) during a transitional period from January 6, 2010 through September 30, 2010. On January 5, 2010, Silicon Image’s Board of Directors also elected Mr. Covert to the Board, effective January 15, 2010 and through September 30, 2010. Mr. Covert’s compensation during 2009 consisted of base salary, potential for an incentive bonus, equity grants and our standard Company benefits. Mr. Covert’s base salary in 2009 was $345,000, an increase of 15% compared to his base salary in 2008. The increase in Mr. Covert’s base salary over 2008 was merit based, linked to Mr. Covert’s performance as well as the Compensation Committee’s review of our independent compensation consultant’s comparison of his total compensation relative to similar executives at our peer companies and companies with which we compete for executive talent. On April 15, 2009, Mr. Covert was awarded 150,000 RSUs. As with all of our named executive officers, the size of Mr. Covert’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Covert, and the desire to continue to maintain Mr. Covert’s equity compensation at levels that are competitive with our peer firms. On October 15, 2009, pursuant to his appointment as President and Chief Operating Officer on September 25, 2009, Mr. Covert was granted 75,000 stock options and 75,000 RSUs.

Sal Cobar, Vice President of Worldwide Sales. Mr. Cobar has served as our Vice President Worldwide Sales since his promotion in April 2007. Mr. Cobar’s compensation package for 2009 included base salary, sales commissions, equity grants and our standard Company benefit package. Mr. Cobar’s base salary in 2009 was $212,300, 3% lower than the base salary he received in 2008. This decrease was based on the recommendation of the Compensation Committee to change the split between base and incentive compensation. Mr. Cobar participates in the Incentive Sales Commission Plan, pursuant to which 55% of his total target cash compensation is guaranteed in the form of base salary and 45% is variable in the form of sales commissions, tied to the attainment of Company-wide sales targets. The Compensation Committee structures his compensation in this manner due to Mr. Cobar’s level of authority and his influence on our overall sales performance. During 2009, Mr. Cobar also received 75,000 RSUs. As with all of our named executive officers, the size of Mr. Cobar’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Cobar, and the desire to continue to maintain Mr. Cobar’s equity compensation at levels that are competitive with our peer firms.

Edward Lopez, Chief Legal Officer (CLO). Mr. Lopez has served as our CLO since January 2007. Mr. Lopez’s compensation for 2009 consisted of base salary and equity grants in addition to the Company’s standard benefits. Mr. Lopez’s base salary in 2009 was $286,000, the same base salary he received in 2008. In 2009, Mr. Lopez received 75,000 RSUs. As with all of our named executive officers, the size of Mr. Lopez’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Lopez, and the desire to continue to maintain Mr. Lopez’s equity compensation at levels that are competitive with our peer firms.

Compensation of Former Named Executive Officers

Steve Tirado, President and CEO. Mr. Tirado served as a director and our President and Chief Executive Officer from January 2005 until September 2009. His compensation for 2009 consisted of the same mix as other executives and included base salary, equity grants and our standard Company benefits. Mr. Tirado’s base salary remained unchanged from 2008 because the Compensation Committee determined that Mr. Tirado’s salary was already in line with comparable salaries at our peer companies and no adjustment was warranted based upon the Company’s performance. Mr. Tirado received a grant of 300,000 RSUs on May 15, 2009. Pursuant to the terms of this grant, the RSUs would have vested with respect to 10% of the total number of shares on the 1st anniversary of the grant date, 20% of the total number of shares on the 2nd anniversary of the grant date, 30% of the total number of shares on the 3rd anniversary of the grant date and 40% of the total number of shares on the 4th anniversary of the grant date. Our intent in making this grant was to provide Mr. Tirado with a larger equity stake in the Company consistent with CEO equity levels at peer companies, as well as to align his performance and incentives with longer term stockholder interests. Pursuant to Mr. Tirado’s confidential separation and general release agreement, 10% of these 300,000 RSUs or 30,000 RSUs vested on September 25, 2009 and no additional RSUs will become vested. Mr. Tirado also received a lump sump separation payment of $475,000, which was equivalent to his 2009 base salary, pursuant to his confidential and separation and general release agreement.

Severance Benefits Available to All Named Executive Officers Mr. Tirado had an employment offer letter agreement with provisions providing for separation payments and benefits upon a termination without “cause”. Mr. Tirado’s agreement also provided for separation payments and benefits upon a termination for “good reason” or due to death or disability. Each of our executives and vice presidents are also entitled to separation payments and benefits if they are terminated without “cause” or resign for “good reason” during the three months prior to, or twelve months following, a change of control transaction. For additional details regarding severance benefits available to all named executive officers, please see “Potential Payments upon Termination or Change of Control” below.

Jeffrey Duane Northcutt, Chief Technology Officer (CTO). Mr. Northcutt served as our CTO from July 2003 until his departure in March 2010. Mr. Northcutt’s compensation for 2009 consisted of base salary and equity grants in addition to the Company’s standard benefits. Mr. Northcutt’s base salary in 2009 was $302,275, the same base salary he received in 2008. In 2009, Mr. Northcutt received 150,000 RSUs. As with all of our named executive officers, the size of Mr. Northcutt’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Northcutt, and the desire to continue to maintain Mr. Northcutt’s equity compensation at levels that are competitive with our peer firms.

GRANTS OF PLAN-BASED AWARDS TABLE (2009)

The table below provides information with respect to each stock option and restricted stock unit granted to each current and former named executive officer during 2009. The stock options set forth below were granted for fixed number of shares and unless noted otherwise below, vesting under such stock options is contingent only upon continued service with Silicon Image and not achievement of other performance-related targets or conditions.

Named Executive Officers	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Harold L. Covert	4/15/09	150,000	(2)	—		—	$412,500
	10/15/09	75,000	(3)	—		—	192,750
	10/15/09	—		75,000	(3)	$2.57	104,385
Sal Cobar	4/15/09	75,000	(2)	—		—	206,250
Edward Lopez	4/15/09	75,000	(2)	—		—	206,250

Former Named Executive Officers
Steve Tirado	5/15/09	300,000	(4)	—		—	711,000
J. Duane Northcutt	1/15/09	100,000	(5)	—		—	406,000
	4/15/09	50,000	(2)	—		—	137,500

(1)	We estimate the fair value of the stock and option awards in accordance with the provisions of FASB ASC No. 718, “Stock-based Compensation”, previously referred to as SFAS No. 123(R). The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option valuation model and a single option award approach. For a detailed discussion about the fair value calculations and assumptions, please refer to Note 5 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2010.
(2)	These RSUs will vest with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.
(3)	These RSUs and stock options were granted to Mr. Covert in connection with his appointment as President and Chief Operating Officer of Silicon Image on September 25, 2009 while the Company undertook a search for a new Chief Executive Officer. These RSUs and stock options will vest with respect to 40% of the underlying shares on October 15, 2010, 30% on October 15, 2011, 20% on October 15, 2012 and 10% on October 15, 2013. The vesting of the initial 40% of the RSUs and stock options accelerated in January 2010 on the start date of a new Chief Executive Officer of the Company.
(4)	These RSUs would have vested with respect to 10% of the total number of shares on May 15, 2010, 20% of the total number of shares on May 15, 2011, 30% of the total number of shares on May 15, 2012 and 40% of the total number of shares on May 15, 2013. Pursuant to Mr. Tirado’s confidential separation and general release agreement executed in 2009, which provides for 12 months of accelerated vesting of all Mr. Tirado’s outstanding stock options and RSUs, 10% of these 300,000 RSUs or 30,000 RSUs vested on September 25, 2009 and no additional shares shall vest.
(5)	These RSUs would have vested with respect to 10% of the total number of shares on January 15, 2010, 20% of the total number of shares on January 15, 2011, 30% of the total number of shares on January 15, 2012 and 40% of the total number of shares on January 15, 2013.

OPTIONS EXERCISED/AWARDS VESTED TABLE (2009)

The table below provides information with respect to each stock option exercised by and RSU released to each current and former named executive officer during 2009. No current and former named executive officer exercised his stock options during 2009. No named executive officer is a holder of RSUs that vested during 2009.

Former Named Executive Officer	Stock Awards
	Number of Shares Vested/Released (#)	Market Value upon Vesting ($)(1)
Steve Tirado	30,000	$88,500

(1)	The market value upon vesting of the RSUs represents the market price of the vested shares of our common stock on the date of vesting, which is based on the closing price reported on the Nasdaq Global Select Market on that date.

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE (2009)

The table below provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Harold L. Covert	108,333	91,667	$5.85	10/15/17	(1)
	—	75,000	$2.57	10/15/16	(2)

J. Duane Northcutt	65,833	—	$6.21	02/20/12	(3)
	72,917	—	$6.38	02/20/12	(4)
	87,500	—	$6.16	01/02/13	(5)
	118,333	1,667	$15.48	01/04/15	(6)
	40,446	16,654	$9.27	02/15/17	(7)
	44,063	937	$9.89	01/03/16	(8)
	80,000	—	$9.55	02/05/14	(9)
	34,375	40,625	$4.46	02/15/18	(10)

Sal Cobar	6,875	—	$5.02	08/01/13	(11)
	3,750	1,250	$13.47	12/15/16	(12)
	6,000	1,500	$12.68	10/22/14	(13)
	3,167	—	$7.94	10/17/15	(14)
	64,583	35,417	$7.93	05/15/17	(15)
	10,625	4,375	$9.27	02/15/17	(16)
	6,000	1,500	$12.68	10/22/14	(17)
	35,000	—	$14.40	10/01/14	(18)
	6,667	333	$4.42	10/01/13	(19)
	25,208	29,792	$4.46	02/15/18	(20)

Edward Lopez	72,917	27,083	$13.18	01/16/17	(21)
	25,208	29,792	$4.46	02/15/18	(22)

(1)	This option was originally granted for 200,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on October 15, 2008 and 2.083% of the shares on November 15, 2008 and each of the 35 months thereafter.

(2)	This option was originally granted for 75,000 shares. This option was granted to Mr. Covert in connection with his appointment as President and Chief Operating Officer of Silicon Image on September 25, 2009 while the Company undertook a search for a new Chief Executive Officer. This option will vest with respect to 40% of the underlying shares on October 15, 2010, 30% of the underlying shares on October 15, 2011, 20% of the underlying shares on October 15, 2012 and 10% of the underlying shares on October 15, 2013. The vesting of the initial 40% of this option accelerated in January 2010 on the start date of a new Chief Executive Officer of the Company.
(3)	This option was originally granted for 177,083 shares and has been exercised with respect to 111,250 shares. The remaining 65,833 shares subject to this option are fully vested.
(4)	This option was originally granted for 72,917 shares and has not been exercised with respect to any shares. All of the 72,917 shares subject to this option are fully vested.
(5)	This option was originally granted for 125,000 shares and has been exercised with respect to 37,500 shares. The remaining 87,500 shares subject to this option are fully vested.
(6)	This option was originally granted for 120,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 2.083% on the total shares on February 4, 2005 and each of the 23 months thereafter and 1.389% of the total shares on February 4, 2007 and each of the 35 months thereafter.
(7)	This option was originally granted for 57,100 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on February 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.
(8)	This option was originally granted for 45,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.
(9)	This option was originally granted for 80,000 shares and has not been exercised with respect to any shares. All of the 80,000 shares subject to this option are fully vested.
(10)	This option was originally granted for 75,000 shares. This option vests and becomes exercisable as to 25% of the shares on February 15, 2009, and 2.083% of the shares for each of the 36 months thereafter.
(11)	This option was originally granted for 30,000 shares and has been exercised with respect to 23,125 shares. The remaining 6,875 shares subject to this option are fully vested.
(12)	This option was originally granted for 5,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on December 15, 2007 and 2.083% of the shares for each of the 36 months thereafter.
(13)	This option was originally granted for 7,500 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 1.666% of the shares each month beginning on January 31, 2006.
(14)	This option was originally granted for 4,000 shares and has been exercised with respect to 833 shares. The remaining 3,167 shares subject to this option are fully vested.
(15)	This option was originally granted for 100,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on May 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.
(16)	This option was originally granted for 15,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on February 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.
(17)	This option was originally granted for 7,500 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 1.666% of the shares each month, beginning on January 31, 2006.
(18)	This option was originally granted for 35,000 shares and has not been exercised with respect to any shares. All of the 35,000 shares subject to this option are fully vested.
(19)	This option was originally granted for 10,000 shares and has been exercised with respect to 3,000 shares. This option vests and becomes exercisable with respect to 1.666% of the shares each month, beginning on March 28, 2005.

(20)	This option was originally granted for 55,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on February 15, 2009 and 2.083% of the shares for each of the 36 months thereafter.
(21)	This option was originally granted for 100,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on January 16, 2008 and 2.083% of the shares for each of the 36 months thereafter.
(22)	This option was originally granted for 55,000 shares and has not been exercised with respect to any shares. This option vests and becomes exercisable with respect to 25% of the shares on February 15, 2009 and 2.083% of the shares for each of the 36 months thereafter.

The table below provides information regarding each of the restricted stock unit held by each of our named executive officers as of December 31, 2009.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Harold L. Covert	97,500	(1)	$251,550
	150,000	(2)	387,000
	75,000	(3)	193,500

J. Duane Northcutt	100,000	(4)	258,000
	100,000	(5)	258,000
	50,000	(6)	129,000

Sal Cobar	80,000	(7)	206,400
	75,000	(8)	193,500

Edward Lopez	80,000	(9)	206,400
	75,000	(10)	193,500

(1)	These RSUs were originally granted for 97,500 units on February 15, 2008. These RSUs will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.
(2)	These RSUs were originally granted for 150,000 units on April 15, 2009. These RSUs will vest with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.
(3)	These RSUs were originally granted for 75,000 units on October 15, 2009. These RSUs were granted to Mr. Covert in connection with his appointment as President and Chief Operating Officer of Silicon Image on September 25, 2009 while the Company undertook a search for a new Chief Executive Officer. These RSUs will vest with respect to 40% of the underlying shares on October 15, 2010, 30% of the underlying shares on October 15, 2011, 20% of the underlying shares on October 15, 2012 and 10% of the underlying shares on October 15, 2013. The vesting of the initial 40% of the shares accelerated in January 2010 on the start date of a new Chief Executive Officer of the Company.
(4)	These RSUs were originally granted for 100,000 units on February 15, 2008. These RSUs would have vested on February 15, 2010, at which time they would have vested as to all of the underlying shares. Any shares issued would have been subject to a restriction that prohibits their transfer until after February 15, 2011.
(5)	These RSUs were originally granted for 100,000 units on January 15, 2009. These RSUs would have vested with respect to 10% of the total number of shares on January 15, 2010, 20% of the total number of shares on January 15, 2011, 30% of the total number of shares on January 15, 2012, and 40% of the total number of shares on January 15, 2013.

(6)	These RSUs were originally granted for 50,000 units on April 15, 2009. These RSUs would have vested with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.
(7)	These RSUs were originally granted for 80,000 units on February 15, 2008. These RSUs will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.
(8)	These RSUs were originally granted for 75,000 units on April 15, 2009. These RSUs will vest with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.
(9)	These RSUs were originally granted for 80,000 units on February 15, 2008. These RSUs will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.
(10)	These RSUs were originally granted for 75,000 units on April 15, 2009. These RSUs will vest with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.
(11)	The market value represents the market price of the shares of our common stock underlying that award as of December 31, 2009, which is based on the closing price reported on the Nasdaq Global Select Market on that date ($2.58 per share).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Change of Control Retention Agreements

We have entered into Change of Control Retention Agreements with each of our current named executive officers. Under the Change of Control Retention Agreements, a change of control is defined generally as (a) an acquisition by any person of 50% or more of our outstanding shares of common stock, (b) the consummation of a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction, (c) the sale or disposition of all or substantially all of our assets or (d) the dissolution or liquidation of the Company. The following is a summary of the material terms of each of the Change of Control Retention Agreements with each named executive officer regarding termination of each named executive officer’s employment with us.

•

Upon any termination of employment, the executive is entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing Company policies and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•

In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, or a termination by either the executive or the Company due to death or disability, the executive is not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•

In the event of his termination without “cause” or for “good reason” during the period commencing three months prior to the completion of a “change of control” and ending twelve months after a “change of control,” each executive is entitled to receive:

•	cash severance equal to his then current annual base salary, paid in a lump sum within thirty days following termination;

•

if the change of control occurs during the first six months of the calendar year, 50% of the calculated amount (if any) payable to the executive under our executive bonus program, or if the change of control occurs during the last six months of the calendar year, 100% of such bonus;

•	reimbursement of COBRA insurance premiums (if such executive elects COBRA coverage), for twelve months following termination; and

•	the acceleration of vesting of 50% of all unvested equity awards outstanding prior to the date of termination.

In order to receive these payments and benefits, the executive must first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•

“Cause” is defined to mean (i) willful failure to follow the lawful written directions of the Board, not remedied within thirty days of written notice, (ii) gross misconduct not remedied within thirty days of written notice, (iii) failure to comply with policies of the Company in a way that would be detrimental to the Company, not remedied within thirty days of written notice, (iv) conviction of, or a plea of no contest to, a crime involving moral turpitude or commission of a fraud that would reflect adversely on the Company or (v) his unreasonable or bad-faith failure to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

•

“Good Reason” is defined to mean (i) any material reduction in his job duties and responsibilities, (ii) a material change in the position to whom the executive is to report, (iii) a material reduction in annual base salary or target bonus opportunity or (iv) requirement that his principal place of business be located more than 50 miles from the current location.

The following table quantifies the dollar value of payments and benefits to each of the named executive officers on December 31, 2009 according to their respective agreements upon a termination (other than for “cause” or “good reason”) within the period beginning three months prior to a change of control transaction and ending twelve months following such transaction, assuming that such termination took place on December 31, 2009 and that the price per share of our common stock was $2.58, the closing price of our stock reported on the NASDAQ Global Select Market on that date.

Name	Salary	Perquisites and Benefits(1)	Accrued Vacation	Equity Acceleration	Salary
Hal Covert	$345,000	$14,244	$14,596	$416,400	$790,240
J Duane Northcutt	302,275	7,705	2,906	322,500	635,386
Sal Cobar	212,300	21,481	6,226	199,950	439,957
Edward Lopez	286,000	21,481	11,550	199,950	518,981

(1)	Represents reimbursement of COBRA insurance premiums for the maximum period required in the applicable employment offer letter agreement and in the respective severance agreements.

DIRECTOR COMPENSATION

Board of Directors Compensation Practices

We compensate our non-employee board directors. Our goal is to be very competitive in the market to attract the best talent we can to our board. Because of the value of equity granted to our members, our total compensation is above the 50th percentile relative to our peer companies. The cash portion of our compensation is closer to the mid-point of the market.

In addition to the initial RSU grant and annual RSU grants for non-employee directors under the Director Compensation Plan described below, non-employee directors are eligible to receive discretionary grants of stock options under the 2008 Plan.

Director Compensation Plan

During 2009, the Compensation Committee, with the assistance of Compensia, a compensation consulting firm that was retained by us to assess competitive market practices for board compensation based on a peer group review and evaluation of trends in board compensation, discussed director compensation and set the terms of the compensation plan currently in effect for our non-employee directors:

(1) Initial RSU Grant. Upon appointment or election to the board, each non-employee director receives 15,000 RSUs under our 2008 Equity Incentive Plan, which RSUs vest 100% on the first anniversary of the grant date. The RSUs will become fully vested upon a change of control and will terminate on the date the director ceases to perform services for us.

(2) Annual Compensation by Role and for Meeting Attendance.

•

Cash Compensation by Role. Each non-employee director receives cash compensation for membership on the board, the standing committees and for holding chair positions on the board and the standing committees in the amounts and on the terms described in the table and note (1) below.

•

Cash Compensation for Meeting Attendance. Each non-employee director receives cash compensation for attendance at certain board and committee meetings in the amounts and on the terms described in the table and notes (3) and (4) below.

•

Annual RSU Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent receives an annual grant of 15,000 RSUs (18,000 RSUs for the Chairman of the Board). These RSUs vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. In 2009, the directors received RSU grants for Board committee service as described in the table below.

Role	Annual Cash Retainer by Role(1)	Annual RSU Grant by Role	Meeting Fees		Telephone Meeting Fees
Board Member	$25,000	15,000 shares	$1,000/meeting	(2)	$500/meeting	(2)
Board Chair	10,000	18,000 shares	—		—
Audit Committee Member	10,000	—	$1,000/meeting	(3)	$500/meeting	(3)
Audit Committee Chair	10,000	—	—		—
Compensation Committee Member	5,000	—	$1,000/meeting	(3)	$500/meeting	(3)
Compensation Committee Chair	7,000	—	—		—
Governance and Nominating Committee Member	5,000	—	$1,000/meeting	(3)	$500/meeting	(3)
Governance and Nominating Committee Chair	7,000	—	—		—
Corporate Development Committee Co-Chairs	5,000	—	$2,000/meeting	(3)	$2,000/meeting	(3)

(1)	The annual retainer paid for Board membership serves as compensation for attendance at up to six Board meetings per year, whether telephonic or in person. Beginning with the seventh Board meeting in a given calendar year, Board members in attendance will receive additional meeting fees as set forth in the table above. These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).
(2)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors in a given calendar year that the applicable director attended, either in person or via telephone.
(3)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.

DIRECTOR COMPENSATION TABLE (2009)

The table below sets forth the amounts of total compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2009 for membership on the Board, committees of the Board and/or attendance at meetings of the Board and Board committees, pursuant to the Director Compensation Plan. The non-employee directors were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal year ended December 31, 2009. We do not administer a pension plan program.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(7)	Total ($)
Peter Hanelt(2)	$103,500	$43,380	$16,418	$163,298
Masood Jabbar(3)	87,000	36,150	4,893	128,043
John Hodge(4)	60,500	36,150	—	96,650
William George(5)	77,000	36,150	7,490	120,640
William Raduchel(6)	68,500	36,150	7,125	111,775

(1)	The amounts reflect the aggregate grant date fair value of the restricted stock units (RSUs) grated to the directors in 2009 pursuant to our 2008 Equity Incentive Plan. The aggregate fair value of the RSUs is computed in accordance with FASB ASC No. 718. The fair value of the RSUs is determined using the market value of the Company’s common stock on the date of the grant.
(2)	On May 20, 2009, Mr. Hanelt was granted 18,000 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 20, 2009 (i.e., date of grant) was $2.41 per share. As of December 31, 2009, Mr. Hanelt held an aggregate outstanding RSUs of 18,000 shares, all of which were unvested and aggregate outstanding options to purchase 145,000 shares, of which 136,665 shares were vested and 8,335 were unvested.
(3)	On May 20, 2009, Mr. Jabbar was granted 15,000 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 20, 2009 (i.e., date of grant) was $2.41 per share. As of December 31, 2009, Mr. Jabbar held an aggregate outstanding RSUs of 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 125,000 shares, of which 118,749 shares were vested and 6,251 were unvested.
(4)	On May 20, 2009, Mr. Hodge was granted 15,000 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 20, 2009 (i.e., date of grant) was $2.41 per share. As of December 31, 2009, Mr. Hodge held an aggregate outstanding RSUs of 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 95,000 shares, of which 88,124 shares were vested and 6,876 were unvested.
(5)	On May 20, 2009, Mr. George was granted 15,000 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 20, 2009 (i.e., date of grant) was $2.41 per share. As of December 31, 2009, Mr. George held an aggregate outstanding RSUs of 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 95,000 shares, of which 88,749 shares were vested and 6,251 were unvested.
(6)

On May 20, 2009, Mr. Raduchel was granted 15,000 RSUs These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 20, 2009 (i.e., date of grant) was $2.41 per share. As of December 31, 2009, Mr. Raduchel held an aggregate outstanding RSUs of 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 270,000 shares, of which 245,833 shares were vested and 24,167 were unvested.

(7)	The amounts in this column represent the reimbursements of out-of-pocket personal expenses incurred by the directors in connection with their duties as Board members. Mr. Hodge was not reimbursed any out-of-pocket expenses in 2009.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2009 to the present, there have been no (and there are no currently proposed) transactions in which Silicon Image was (or is to be) a participant and the amount involved exceeded $120,000, and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Silicon Image has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers and standards and procedures for compliance with the code. The code can be found on the Investors Relation’s section of our website at http://ir.siliconimage.com under “Corporate Governance”.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US) and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2004 through December 31, 2009. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 2004 with dividends reinvested

	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Silicon Image, Inc.	$100	$55	$77	$27	$26	$16
NASDAQ Composite Stock Market (US)	$100	$101	$114	$124	$73	$106
S&P Information Technology Index	$100	$101	$109	$127	$72	$117

Copyright 2010, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for Silicon Image’s internal controls over the financial reporting process and for its assessment of the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements and the independent audit of the internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2009, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on their audit of internal control over final reporting as of December 31, 2009. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt

John Hodge

Masood Jabbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock (“10% Stockholders”) to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2009.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s Annual Meeting of Stockholders to be held in 2011 must be received by January 19, 2011. Stockholders wishing to bring a proposal before the annual meeting to be held in 2011 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 18, 2011 and March 18, 2011.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2009, Mr. Tirado, Mr. Hanelt and Mr. Hodge attended Silicon Image’s Annual Stockholder Meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1060 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on the Investor Relation’s section of Silicon Image’s website at http://ir.siliconimage.com under “Corporate Governance”.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

SILICON IMAGE, INC.

INTERNET http://www.proxyvoting.com/simg

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

The Board of Directors unanimously recommends a vote FOR each of the nominees and FOR each of the proposals.

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL

1. ELECTION OF CLASS II DIRECTORS

Nominees:

01 Masood Jabbar

02 John Hodge

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Please mark your votes as indicated in this example X

FOR AGAINST ABSTAIN

2. Vote to amend our 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder

3. Vote to approve an offer to exchange stock options held by certain of our employees for a lesser number of restricted stock units and to approve an additional amendment to our 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder.

4. Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Silicon Image, Inc. account online.

Access your Silicon Image, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Silicon Image, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2010 Meeting of shareholders.

The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://ir.siliconimage.com/

FOLD AND DETACH HERE

PROXY SILICON IMAGE, INC.

Annual Meeting of Stockholders – May 19, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Camillo Martino and Edward Lopez, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Silicon Image, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 19, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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